Exhibit 10.1
PURCHASE AND SALE AGREEMENT
By and among
GRANT PRIDECO, INC.
(“Seller”)
and
VALLOUREC S.A.
and
VALLOUREC & MANNESMANN HOLDINGS, INC.
(collectively, “Buyer”)
October 29, 2007

Table of Contents

Article 1 Certain Definitions	1
1.1 Certain Defined Terms	1
1.2 References, Gender, Number	2
Article 2 Purchase and Sale	2
2.1 Purchase and Sale	2
2.2 Assumed and Excluded Liabilities	2
2.3 Conveyance of Certain Assets to Tubular Business LP	2
2.4 Conveyance of Tube-Alloy Corporation	3
2.5 Conveyance of Canadian Assets	3
Article 3 Purchase Price and Payment	3
3.1 Purchase Price	3
3.2 Closing Statement	4
3.3 Payment	4
3.4 Post-Closing Adjustment to the Purchase Price	4
3.5 Allocation of Purchase Price	6
Article 4 Representations and Warranties	7
4.1 Representations and Warranties of Seller	7
4.2 Representations and Warranties of Buyer	19
Article 5 Access and Confidentiality	21
5.1 General Access	21
5.2 Confidential Information	21
Article 6 Taxes and Employee Benefits	22
6.1 Tax Matters	22
6.2 Employee Matters	25
Article 7 Covenants of Seller and Buyer	28
7.1 Conduct of Business Pending Closing	28
7.2 Qualifications on Conduct	31
7.3 Public Announcements	31
7.4 Actions by Parties	32
7.5 Notice of Developments; Schedules	32
7.6 Further Assurances	32

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7.7 Records	32
7.8 Obligations of the Acquired Entity	33
7.9 Use of Names; Removal	33
7.10 Governmental Filings	34
7.11 Computer Hardware and Software	34
7.12 Seller Obligations	35
7.13 Cooperation	36
7.14 Noncompetition	36
7.15 License Back of Intellectual Property	37
7.16 Certain Insurance Matters	38
7.17 Intercompany Accounts	39
7.18 Non-Solicitation of Transferred Employees	39
7.19 Fulfillment of Certain Contractual Commitments	39
Article 8 Closing Conditions	39
8.1 Seller’s Closing Conditions	39
8.2 Buyer’s Closing Conditions	40
Article 9 Closing	41
9.1 Closing	41
9.2 Seller’s Closing Obligations	41
9.3 Buyer’s Closing Obligations	42
Article 10 Indemnification	43
10.1 Indemnification By Seller	43
10.2 Indemnification By Buyer	43
10.3 Third Party Claims	44
10.4 Limitation of Seller’s Liability	45
10.5 Mitigation	45
10.6 Survival and Time Limitation	45
10.7 Sole and Exclusive Remedy	46
10.8 Releases, Disclaimers, and Limitations on Liability	46
10.9 Disclaimer of Warranties	46
10.10 Waiver of Certain Damages	47
10.11 Tax Indemnity	47
Article 11 Termination; Remedies; Limitations	48

11.1 Termination	48
11.2 Effect of Termination	48
Article 12 Other Provisions	48
12.1 Counterparts	48
12.2 Governing Law; Jurisdiction; Process	48
12.3 Entire Agreement	49
12.4 Expenses	49
12.5 Notices	49
12.6 Successors and Assigns	50
12.7 Amendments and Waivers	51
12.8 Appendices, Annexes, Schedules and Exhibits	51
12.9 Interpretation and Rules of Construction	51
12.10 Agreement for the Parties’ Benefit Only	51
12.11 Severability	52
12.12 Time of Essence	52

Appendix A	Definitions
Annex A	Acquired Assets and Assets Owned by Acquired Entity
Annex A-1	Real Estate
Annex A-2	Acquired Intellectual Property
Annex A-3	Contracts
Annex A-4	Transferred Bank Accounts
Annex B	Working Capital Calculation Guideline
Schedule 2.1(c)	Excluded Assets
Schedule 2.2	Assumed and Excluded Liabilities
Schedule 4.1(a)	Sufficiency of Material Assets
Schedule 4.1(b)	Financial Statements
Schedule 4.1(c)	Jurisdictions
Schedule 4.1(d)	Subsidiaries
Schedule 4.1(g)	Seller’s Ownership of Acquired Entity
Schedule 4.1(h)	Capitalization
Schedule 4.1(i)	Violations or Breaches
Schedule 4.1(k)	Tax Matters
Schedule 4.1(l)	Governmental Permits
Schedule 4.1(m)	Significant Contracts
Schedule 4.1(n)	Environmental Matters
Schedule 4.1(o)	Liens on Acquired Personal Property
Schedule 4.1(p)	Liens on Real Property
Schedule 4.1(q)	Leases
Schedule 4.1(r)	Intellectual Property Matters
Schedule 4.1(s)	Consents
Schedule 4.1(t)	Known Litigation
Schedule 4.1(v)	Events Subsequent to Balance Sheet Date
Schedule 4.1(w)(i)	Business Employees
Schedule 4.1(w)(ii)	Benefit Plans
Schedule 4.1(w)(iii)	Employee Benefit Plans – Title IV of ERISA, COBRA, Excess Parachute Payments
Schedule 4.1(w)(vi)	Contributions to Benefit Plans
Schedule 4.1(w)(vii)	Employee Benefit Events Triggered
Schedule 4.1(x)	Insurance
Schedule 4.1(y)	Labor Agreements
Schedule 4.1(bb)	Condition of Equipment
Schedule 4.1(ee)	Warranties
Schedule 4.1(ff)	Compliance with Laws
Schedule 4.1(hh)	Health and Safety Matters
Schedule 4.1(jj)	Arm’s-Length Transactions
Schedule 4.1(mm)	Licenses to Tenaris
Schedule 6.2(c)	Severance Policy
Schedule 6.2(g)	Lab Technicians
Schedule 7.1	Conduct of Business Pending Closing
Schedule 7.11	Computer Hardware and Software
Schedule 7.12	Selling Obligations

Schedule 7.14	Noncompetition
Schedule 7.15	Licensed Back Intellectual Property
Schedule 8.2(h)	Required Consents
Exhibit 7.15(d)	Form of MTLA Letter Agreement
Exhibit 9.2(d)	Form of Transition Services Agreement
Exhibit 9.2(e)	Form of Heat Treat Supply Agreement

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 29, 2007, is by and among Grant Prideco, Inc., a Delaware corporation (“Seller”), Vallourec S.A., a corporation organized under the laws of France, and Vallourec & Mannesmann Holdings, Inc., a Delaware corporation (collectively, “Buyer”).
Recital
     WHEREAS, Seller’s tubular technology and services division is engaged through certain of its Subsidiaries, in the business of manufacturing and supplying high performance tubular products and services;
     WHEREAS, on the terms and subject to the conditions herein, Seller desires to sell or cause to be sold to Buyer and Buyer desires to purchase or cause to be purchased from Seller, Seller’s tubular technology and services division, including the following business lines within such division: premium threading, semi-premium threading, all Atlas Bradford product lines regardless of size, Tubular Corporation of America (“TCA”), and Tube-Alloy Corporation, but excluding the Seller’s and Seller’s Affiliates’ XL Systems Business and other Excluded Assets (collectively, the “Business”); and
     WHEREAS, in order to effect the sale of the Business to Buyer, subject to the terms and conditions described herein, Seller, individually or by an Affiliate of Seller designated by Seller (“Affiliated Seller”), will sell or cause to be sold to Buyer and Buyer, individually or by one or more Affiliates of Buyer designated by Buyer (“Affiliated Buyer”), will purchase or cause to be purchased from Seller or an Affiliated Seller:
     (i) 100% of the issued and outstanding equity interests of Tube-Alloy Corporation, a Louisiana corporation (the “Acquired Entity”) pursuant to the structure described in Section 2.4; and
     (ii) substantially all of the assets of the Business owned by Seller and its Affiliates (to the extent such assets are not owned by the Acquired Entity), either by conveyance of such assets directly to Buyer or one or more Affiliated Buyers or by conveyance to Buyer or one or more Affiliated Buyers of all of the general and limited partner interests of Tubular Business LP in accordance with Section 2.3.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements described in this Agreement, the parties hereto agree as follows:
Article 1
Certain Definitions
     1.1 Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

     1.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
Article 2
Purchase and Sale
     2.1 Purchase and Sale. On the terms and subject to conditions described in this Agreement, at the Closing, but effective as of the Effective Time, Seller agrees to, and to cause the Affiliated Sellers to, sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer or Affiliated Buyers, and Buyer agrees to, or to cause the Affiliated Buyers to, purchase and acquire, or cause to be purchased and acquired, from Seller and the Affiliated Sellers, the assets and equity interests described in this Section 2.1:
     (a) Purchase of Acquired Assets. With respect to the Business, all of Seller’s and Affiliated Sellers’ right, title and interest in the assets set forth on Annex A hereto to the extent such assets are not owned by the Acquired Entity (the “Acquired Assets”), by conveyance of such assets directly to Buyer or one or more of the Affiliated Buyers and by conveyance to Buyer or one or more Affiliated Buyers of all of the general and limited partner interests of each Tubular Business LP in accordance with Section 2.3.
     (b) Purchase of Equity Interests. 100% of the equity interests of the Acquired Entity, in accordance with Section 2.4.
     (c) Excluded Assets. Notwithstanding anything contained in this Agreement or any schedule or any other document executed in connection with the transactions contemplated hereby, Seller and its Affiliates shall retain and shall not convey to Buyer, any of Seller’s or its Affiliates’ right, title and interest to the assets listed on Schedule 2.1(c) (collectively, the “Excluded Assets”), and to the extent any such assets are owned by the Acquired Entity, such Excluded Assets shall be transferred from the Acquired Entity prior to Closing.
     2.2 Assumed and Excluded Liabilities. Effective as of the Effective Time, Buyer or Affiliated Buyers shall assume all Assumed Liabilities for the Business and no other. Notwithstanding any other provision of this Agreement, Buyer shall not (nor shall the Acquired Entity following the Closing) assume or otherwise be responsible for any Excluded Liabilities.
     2.3 Conveyance of Certain Assets to Tubular Business LP. On or prior to the Closing Date, Seller shall convey or cause to be conveyed all of the Acquired Assets and Assumed Liabilities (other than the Acquired Assets and Assumed Liabilities associated with the Canadian operations of the Business, which are addressed in Section 2.5 below) to two newly formed Delaware limited partnerships (collectively, “Tubular Business LP”), each of which shall be jointly owned by Seller and an Affiliated Seller and each of which shall be disregarded as a separate entity for federal income tax purposes. The division of such Acquired Assets and Assumed Liabilities between the two limited partnerships shall be at the direction of Buyer. At Closing, Seller and any applicable Affiliated Seller shall sell, convey, assign, transfer and deliver to Buyer, or one or more Buyer Affiliates designated by Buyer, all outstanding general and limited partner interests of each Tubular Business LP. Each Tubular Business LP shall be considered an Acquired Entity for purposes of this Agreement.
     2.4 Conveyance of Tube-Alloy Corporation.
     (a) Conversion of Tube-Alloy Corporation to Tube-Alloy LP. If requested by Buyer in writing within 30 days after the date hereof, Seller shall cause Tube-Alloy Corporation to be merged into a newly formed Delaware limited partnership (“Tube-Alloy LP”), in a form that meets Buyer’s reasonable approval, which shall be jointly owned by Seller or Affiliated Sellers and which shall be treated as a partnership for federal income Tax purposes. One hundred percent (100%) of the partnership interests in Tube-Alloy LP shall be conveyed by Seller and its Affiliated Sellers to Buyer at Closing and shall be considered an Acquired Entity.
     (b) Code Section 338(h)(10) Election. Notwithstanding Section 2.4(a) above, if requested by Buyer, Buyer and Seller shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, or foreign Tax Law) (collectively, a “338(h)(10) Election”) with respect to any purchase and sale of the stock of Tube-Alloy Corporation and any of its subsidiaries hereunder.
     2.5 Conveyance of Canadian Assets. All of the Acquired Assets and Assumed Liabilities related to the Canadian operations of the Business shall be conveyed directly by Seller or its Affiliates to an Affiliate of Buyer designated by Buyer.
Article 3
Purchase Price and Payment
     3.1 Purchase Price.
     (a) Purchase Price. The purchase price for the sale of the Acquired Assets and the Acquired Entity to Buyer and Affiliated Buyers is eight hundred million U.S. dollars (US$800,000,000.00) (the “Purchase Price”), subject to adjustment in accordance with the terms of this Agreement, plus the assumption by Buyer of the Assumed Liabilities.
     (b) Adjustment Amount. The “Adjusted Purchase Price” shall be the Purchase Price increased or decreased, as the case may be, by an amount equal to the Adjustment Amount. The “Adjustment Amount” shall be equal to: (i) the net increase to, or net decrease from, the Working Capital between the Balance Sheet Date and the Closing Date; minus (ii) the actual amount of Net Debt at Closing Date. For purposes of clarity, an increase in Working Capital under the preceding sentence shall be represented by a positive number and a decrease in Working Capital shall be represented by a negative number, and a positive Net Debt would reduce the Purchase Price and a negative Net Debt position would result in an increase of the Purchase Price.

“Working Capital” shall be the arithmetic sum of (i) a positive amount equal to the total current assets of the Business (including inventory and accounts receivable), and (ii) a negative amount equal to the total current liabilities of the Business, in each case as such assets and liabilities are included on the Balance Sheet, or would be included on a pro forma balance sheet of the Business (as of the Closing Date) prepared in accordance with GAAP applied on a basis consistent with the Balance Sheet of the Business. Buyer and Seller each acknowledge and agree that, for purposes of this calculation the amount of the Working Capital as of the Balance Sheet Date is US$62,000,000.00. A schedule and guideline for calculating Working Capital at the Closing Date is set forth on Annex B. The Balance Sheet as of the Closing Date is referred to as the “Closing Balance Sheet.” In addition, Buyer and Seller each acknowledge and agree that, for purposes of the calculation of the Working Capital on the Closing Date, the following principles shall apply:
     (i) Excluded Assets and any assets not purchased by Buyer shall not be reflected in the Closing Balance Sheet;
     (ii) Excluded Liabilities and any liabilities not assumed by Buyer or extinguished by Seller and its Affiliates prior to the Closing Date shall not be reflected in the Closing Balance Sheet;
     (iii) prepaid intercompany corporate and divisional allocations and intercompany accounts between the Business and Seller and its Affiliates shall not be reflected in the Closing Balance Sheet, and all such balances shall be released in connection with the Closing pursuant to Section 7.17; and
     (iv) Accrued Vacation (Section 6.2(e)), Health Care Costs (Section 6.2(d)), federal and state income taxes (Sections 6.1(a) and (b)) and prepaid insurance premiums shall not be included in Working Capital on the Balance Sheet or the Closing Balance Sheet. For the avoidance of doubt, the Parties agree that any Taxes relating to a pre-closing period that will be the responsibility of Buyer or its Affiliates shall be accrued as a current liability on the Closing Balance Sheet and shall reduce the Purchase Price.
     3.2 Closing Statement. Not later than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a detailed statement (the “Closing Statement”) of the estimated purchase price adjustments and the estimated Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”) for each of the Acquired Assets and for the Acquired Entity.
     3.3 Payment. At the Closing, Buyer shall, or shall cause its Affiliated Buyer(s) to, wire transfer the Estimated Adjusted Purchase Price, in immediately available funds for the account of Seller or one or more Affiliates of Seller, as specified by Seller to Buyer at least five Business Days preceding the Closing Date.
     3.4 Post-Closing Adjustment to the Purchase Price.
     (a) Revised Closing Statement. After the Closing, Buyer (or Buyer’s external auditors (at Buyer’s cost and expense), if it so desires) shall determine the Adjustment

Amount. On or before the date that is 30 days after the Closing Date, Buyer shall deliver to Seller a Closing Balance Sheet and revised Closing Statement setting forth the actual Adjustment Amount and such supporting documentation reasonably necessary to support the Adjustment Amount. To the extent reasonably requested by Buyer, Seller shall assist in the preparation of the revised Closing Statement. Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected on the revised Closing Statement to permit Seller (or Seller’s external auditors (at Seller’s cost and expense), if it so desires) to perform or cause to be performed a review of the revised Closing Statement. Seller and Buyer shall conduct or cause to be conducted a physical inventory of the inventory reflected on the Closing Statement in a manner mutually agreed upon between Buyer and Seller immediately following the Closing Date, which inventory must be completed no later than fourteen days after the Closing Date. Buyer and Seller may each, at their respective options and own expense, have one or more representatives (including outside auditors, if it so desires) present at such physical inventory. The results of the physical inventory will be taken into account in the Closing Statement. The revised Closing Statement shall become final and binding upon the parties on the date (the “Final Settlement Date”) that is 30 days following receipt thereof by Seller unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted and Seller’s alternative calculations of each amount. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Statement (as revised in accordance with paragraph (b) or (c) below) shall become final and binding on the parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date upon which the Final Closing Statement is issued by the Closing Statement Arbitrator.
     (b) Final Closing Statement. During the 30 days following the date upon which Buyer receives the Notice of Disagreement, Seller and Buyer shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such 30-day period (or earlier by mutual agreement to arbitrate) Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall be submitted to an arbitrator (the “Closing Statement Arbitrator”) for review and final and binding resolution conducted in Houston, Texas. The Closing Statement Arbitrator shall be PricewaterhouseCoopers L.L.P. (Houston office), or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing. If the parties have not agreed upon an accounting firm by the date that is 30 days after the date upon which Buyer received the Notice of Disagreement, then the Closing Statement Arbitrator shall be selected, upon application of Buyer and Seller, by the accounting firm of PricewaterhouseCoopers L.L.P. (Houston office) within ten days of receipt of such application. Each party shall, not later than seven days prior to the hearing date set by the Closing Statement Arbitrator (which hearing shall take place within 30 days after selection of the Closing Statement Arbitrator, unless otherwise agreed to in writing by the Parties), submit a brief with dollar figures for settlement of the disputes as to the amount of the Adjusted

Purchase Price (together with a proposed Closing Statement that reflects such figures). The hearing shall be conducted on a confidential basis. The Closing Statement Arbitrator shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) within ten days after the conclusion of the hearing, unless the parties reach agreement prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the parties explanations in writing of the reasons for its decisions regarding the Adjusted Purchase Price (including a worksheet setting forth all material calculations) and shall issue the Final Closing Statement of the Closing Statement Arbitrator reflecting such decisions (the “Arbitrator’s Closing Statement”). The decision of the Closing Statement Arbitrator shall be final and binding on the parties. The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) pursuant to this Section 3.4(b) shall be borne equally by Buyer and Seller. The fees and disbursements of Buyer’s independent auditors incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in this Section 3.4(b), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the parties with respect thereto, or if submitted to the Closing Statement Arbitrator, the Arbitrator’s Closing Statement as described in this Section 3.4(b).
     (c) Final Settlement. If the amount of the Adjusted Purchase Price as described on the Final Closing Statement exceeds the amount paid by Buyer pursuant to Section 3.3, then Buyer shall pay to Seller, within five Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as described on the Final Closing Statement exceeds the amount paid by Buyer pursuant to Section 3.3, together with interest at the Agreed Rate on such excess amount from the Closing Date until paid. If the amount of the Adjusted Purchase Price as described on the Final Closing Statement is less than the amount paid by Buyer pursuant to Section 3.3, then Seller shall pay to Buyer, within five Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as described on the Final Closing Statement is less than the amount paid by Buyer pursuant to Section 3.3, together with interest at the Agreed Rate on such deficiency amount from the Closing Date until paid. Any post-Closing payment made pursuant to this Section 3.4(c) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the party receiving the funds.
     3.5 Allocation of Purchase Price. Buyer shall cause an independent appraiser selected by Buyer and at Buyer’s expense and reasonably acceptable to Seller (the “Appraiser”) to conduct and deliver to Buyer and Seller a preliminary allocation of the Purchase Price at least 10 Business Days prior to the Closing Date. Each party shall bear the fees, costs and expenses of its own accountants and shall permit each other and each other’s accountants and the Appraiser reasonable access to the books and records necessary to perform the analysis contemplated by this Section. Based upon the Appraiser’s preliminary allocation and three Business days prior to the Closing, the Buyer and Seller shall mutually agree upon a preliminary allocation of the

Purchase Price among the Acquired Assets and among the assets of the Acquired Entity in accordance with the relative fair market value of such assets in a manner which shall comply with Sections 1060 and 338 of the Code and the regulations thereunder. No later than thirty days after the date of the Final Closing Statement, the Seller and the Buyer shall mutually agree upon the final allocation of the Purchase Price (the “Final Purchase Price Allocation”) among the Acquired Assets and among the assets of the Acquired Entity to reflect any adjustment in the Purchase Price provided by Section 3.4. The Final Purchase Price Allocation shall be made in a manner which shall comply with Sections 1060 and 338 of the Code and the regulations thereunder, and the Purchase Price shall be allocated among the Acquired Assets and among the assets of the Acquired Entity in accordance with the relative fair market value of such assets. The parties shall each report the federal, state, local and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation. Each of the Seller and the Buyer warrant and agree that such allocation has been determined through arm’s-length negotiations. If the Buyer and the Seller are unable to agree upon the Final Purchase Price Allocation within the thirty-day period set forth above, the parties shall resolve such dispute pursuant to the mechanism set forth in Section 3.4(b).
Article 4
Representations and Warranties
     4.1 Representations and Warranties of Seller. As of the date of this Agreement, Seller on behalf of itself and each Affiliated Seller, represents and warrants to Buyer (as qualified by the appropriate schedule with respect to the Business, as applicable) as follows:
     (a) Transfer of Assets. Except as described in Schedule 4.1(a), and except for the Excluded Assets and such assets that would not be material in the operation of the Business, the Acquired Assets and the assets owned by the Acquired Entity constitute all of the assets, real and personal, tangible and intangible, including, but not limited to, Intellectual Property, necessary or held for use to operate the Business in the manner presently conducted.
     (b) Financial Statements. Attached hereto as Schedule 4.1(b) is (i) an unaudited balance sheet and statement of income as of and for the year ended December 31, 2006 and an unaudited statement of income for the six months ended June 30, 2007, for the Business and (ii) an unaudited balance sheet, as of June 30, 2007 (the “Balance Sheet Date”), for the Business (the “Balance Sheet”). Such financial statements have been, in the opinion of the management of Seller, prepared in accordance with GAAP applied on a consistent basis during the periods involved, and present fairly, in all material respects, the financial position and results of operations of the Business taken as a whole as of such date, except for the matters disclosed in Schedule 4.1(b). Except as disclosed on Schedule 4.1(b), the Business has no liabilities except for liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business of the Business since the Balance Sheet Date and liabilities that, in the aggregate, would not constitute a Material Adverse Effect.
     (c) Organization. The Seller, each Affiliated Seller and the Acquired Entity (which, for the avoidance of doubt, includes each entity listed on Schedule 4.1(d)) are each duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (if such concept of existence and good standing exists in such jurisdiction). The Acquired Entity has all requisite corporate or other entity power and authority to carry on its business as currently conducted. The Acquired Entity is duly qualified or licensed to do business and in good standing, in each case, in the jurisdictions listed on Schedule 4.1(c), which jurisdictions constitute each jurisdiction where the ownership, lease or operation of its property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not result in a liability to the Business of more than $100,000 individually or in the aggregate. The Seller has delivered or will, prior to the Closing Date, deliver to Buyer a true and correct copy of the certificate of incorporation and bylaws (or other applicable governing documents) of the Acquired Entity (collectively, the “Charter Documents”), in each case as amended to the date hereof, and each of such documents is in full force and effect.
     (d) Subsidiaries. Schedule 4.1(d) sets forth a list of each Acquired Entity that is a Subsidiary of the Acquired Entity and the ownership thereof. Except as set forth on Schedule 4.1(d), the Acquired Entity does not own or hold, directly or indirectly, any equity interest or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity or Person.
     (e) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Seller Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Seller Related Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller. As of the Closing Date, the performance by each Affiliated Seller of the transactions contemplated by this Agreement and the Seller Related Agreements will have been duly and validly authorized by all requisite corporate or other action on the part of such Affiliated Seller.
     (f) Enforceability. Each of this Agreement and the Seller Related Agreements has been duly and validly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar U.S. or non-U.S. laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
     (g) Seller’s Ownership of the Acquired Entity. Seller or its Affiliates owns, directly or indirectly, all outstanding equity interests of the Acquired Entity, free and clear of any Liens (except as created by this Agreement or Liens that will be extinguished on or prior to the Closing). Upon the purchase of the equity interests of the Acquired Entity as contemplated by this Agreement, the Buyer or Affiliated Buyer will obtain good and valid title to such equity interests, free and clear of any Liens (other than those created by, through or under Buyer). There are no options, warrants, purchase rights, or other contracts or commitments (other than this Agreement) that would require Seller or its Affiliates to sell, transfer, or otherwise dispose of any equity interests of the Acquired Entity. Except as disclosed on Schedule 4.1(g), Seller or its Affiliates is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the equity interests of the Acquired Entity.
     (h) Capitalization. Schedule 4.1(h) sets forth the authorized equity interests of the Acquired Entity. All of the issued and outstanding equity interests of the Acquired Entity have been duly authorized and are validly issued and are fully paid and nonassessable to the extent applicable to and were not issued in violation of the preemptive rights of any Person. Except as described on Schedule 4.1(h), the Acquired Entity has no outstanding convertible security, call, preemptive right, option, warrant, purchase right, or other contract or commitment that would, directly or indirectly, require the Acquired Entity to sell, issue, or otherwise dispose of any of its equity interests.
     (i) No Violation or Breach. Except as described in Schedule 4.1(i), neither the execution and delivery of this Agreement or the Seller Related Agreements nor the consummation of the transactions contemplated hereby or thereby and performance of its obligations hereof or thereof by Seller or Affiliated Seller will (i) result in a violation or breach of any provision of the governing documents of Seller or the Charter Documents of the Acquired Entity, (ii) result in a violation or breach of any of the terms and provisions of, or constitute a default under, or conflict with, or give any party thereto a right to terminate or modify any material agreement, indenture or other instrument under which Seller or the Acquired Entity is bound, other than the third-party consents to assignment as described herein and such breaches or violations of, defaults under, or conflicts with, agreements, indentures, or other instruments as would not reasonably be expected to have a Material Adverse Effect or (iii) violate any material Law applicable to Seller, the Business, the Acquired Entity or the Acquired Assets, except for violations that would not reasonably be expected to have a Material Adverse Effect.
     (j) Bankruptcy. There are no bankruptcy or reorganization proceedings pending, or to the knowledge of Seller threatened, against Seller or the Acquired Entity.
     (k) Tax Matters. Except as described in Schedule 4.1(k) or as would not have a Material Adverse Effect:
     (i) All Tax Returns required to be filed by or with respect to the Acquired Entity or the Acquired Assets on or before the Closing Date have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed; and all Taxes owed (whether or not shown on any Tax Return) have been paid on or before their due date (including any extensions);
     (ii) The Acquired Entity has not, and Seller has not with respect to the Acquired Entity or Acquired Assets, extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax nor entered into any closing agreement or other agreement related to Taxes;
     (iii) There are no audits, claims, assessments, levies, administrative proceedings or lawsuits pending or threatened against or with respect to the Acquired Entity or the Acquired Assets by any taxing authority and no deficiency for any Taxes has been proposed, asserted or assessed against the Acquired Entity or the Acquired Assets that has not been resolved and paid in full;
     (iv) The Acquired Entity is not a party to any Tax allocation, sharing or indemnity agreement or arrangement and Seller is not a party to any Tax allocation, sharing or indemnity agreement or arrangement with respect to the Acquired Assets; and
     (v) Seller is not a foreign person within the meaning of Section 1445 of the Code.
     (l) Governmental Permits. Each of Seller and the Acquired Entity has all material permits, franchises, approvals, consents, licenses, concessions, certificates or other authorizations (“Governmental Permits”) of Governmental Authorities required to own, lease or operate the Acquired Assets and to conduct and operate its Business as currently conducted and operated. Each of Seller and the Acquired Entity has, and as of the Closing Date will have, fulfilled and performed in all material respects all its obligations with respect to such Governmental Permits relating to the Business which are or will be due to have been fulfilled and performed by such date. Each such Governmental Permit is in full force and effect and, to the knowledge of Seller, no event has occurred that would prevent any such Governmental Permit from being renewed or reissued or which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination thereof, or results or would result in any material impairment of the rights of the holder of any such material Governmental Permit. Schedule 4.1(l) lists each material Governmental Permit reasonably necessary to operate the Business as currently conducted, and (i) each such Governmental Permit is in full force and effect and, to the knowledge of Seller, no event has occurred that would prevent any such Governmental Permit from being renewed or reissued or which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination thereof, or results or would result in any material impairment of the rights of the holder and (ii) except as set forth on Schedule 4.1(l) and except for Governmental Permits that will be available to or obtainable by Buyer at little or no cost in the ordinary course without any interruption of the operation of the Business following the Effective Time, assuming timely application therefor, and reasonable diligence in pursuit thereof, by Buyer, such material Governmental Permits are transferable without the consent of any Governmental Authority.
     (m) Significant Contracts. Annex A-3 sets forth a list of all Significant Contracts for the Business. Except as described in Schedule 4.1(m), all the Significant Contracts are being assigned or transferred to and assumed by Buyer, and are assignable by Seller or Seller’s Affiliate, as applicable, to Buyer without the consent of any other Person. Except as set forth on Schedule 4.1(m), (i) none of the Seller or Seller’s Affiliates that is a party to the Significant Contracts is in material breach or default under any Significant Contract, (ii) each Significant Contract is in full force and effect, and is a valid binding agreement of Seller or Seller’s Affiliates, enforceable against Seller or Seller’s Affiliates in accordance with its terms, and to Seller’s knowledge, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, and (iii) to Seller’s knowledge, no other Person that is a party to any Significant Contract is in material breach or default under any such Significant Contract and no event has occurred which with the notice or lapse of time or both would constitute a material breach or default, or permit termination, modification or acceleration under any Significant Contract, and (iv) those Significant Contracts that represent licenses do not conflict with any other license or agreement that is being retained by Seller or its Affiliates following the Closing or that is granted by Buyer to Seller. Seller has made available to Buyer copies of each Significant Contract and all amendments thereto.
     (n) Environmental Matters. Except as described in Schedule 4.1(n) or as would not reasonably be expected to have a Material Adverse Effect, there is and has been no violation of any Environmental Law or other grounds for Environmental Liability at any site or facility owned or operated by the Acquired Entity or included in the Acquired Assets or otherwise relating to the Business. Except as described on Schedule 4.1(n) and other than those matters that would not reasonably be expected to have a Material Adverse Effect, during the last three years, to Seller’s knowledge, there have been no written notices received by the Seller or its Affiliates with respect to a violation of an Environmental Law at any site or facility owned or operated by the Acquired Entity, the Acquired Assets or otherwise relating to the Business. To Seller’s knowledge, there is no fact, circumstance or condition related to the Acquired Entity, the Acquired Assets or the Business that could reasonably be expected to impose an Environmental Liability having a Material Adverse Effect. To Seller’s knowledge, the environmental reports previously provided or made available to Buyer that relate to the Business contain all material information (or summaries thereof) regarding the Acquired Entity, the Acquired Assets and the Business and their respective compliance with or liability under any Environmental Law that are in the Seller’s possession, custody, or control.
     (o) Personal Property. Each of the Acquired Entity, Seller or an Affiliate of Seller owns good and transferable title to and, upon execution and delivery of the applicable bills of sale or other transfer documents at Closing, Buyer or its Affiliates (including the Acquired Entity) will own good and transferable title to, the Acquired Assets (other than such of the Acquired Assets constituting Real Estate which are addressed in 4.1(p) below) free and clear of all Liens except: (a) Liens described on Schedule 4.1(o), (b) Liens arising by operation of Law for Taxes not yet due and payable; (c) the rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial law; and (d) Liens the aggregate value of which does not exceed $250,000.

     (p) Real Property. The real property described as owned on Annex A-1 describes as of the date of this Agreement all real property owned by Seller and its Affiliates that is used primarily in the operation of the Business, and upon execution and delivery of the applicable deeds and other transfer documents at Closing, Buyer or its Affiliates (including the Acquired Entity) will own such real property free and clear of all Liens, except: (a) as described on Schedule 4.1(p); (b) Liens arising by operation of Law for Taxes not yet due and payable; (c) zoning, planning, and other restrictions of record and (d) imperfections or irregularities of title that would not reasonably be expected to materially affect the use of such property as currently utilized in the Business.
     (q) Leases. Annex A-1 describes all real property that is used in the operation of the Business referred to therein that is leased by Seller or its Affiliates and primarily used in the operation of the Business (the “Significant Leases”). Except as described on Schedule 4.1(q), (i) none of the Acquired Entity, Seller or Seller’s Affiliates that is a party to any Significant Lease is in material breach or default under any Significant Lease, (ii) to Seller’s knowledge, no other Person that is a party to a Significant Lease is in material breach or default under any Significant Lease and no event has occurred which with the notice or lapse of time or both would constitute a material breach or default, or permit termination, modification or acceleration under any Significant Lease and (iii) such Significant Leases to which the Acquired Entity is not a party are assignable to Buyer without the consent of a third party.
     (r) Patents and Other Intellectual Property.
     (i) Annex A-2 describes all issued, pending and subsisting patents, trademarks and copyrights owned by Seller and its Affiliates and used in the operation of the Business referred to therein. Except as otherwise indicated on Annex A-2 or in the ordinary course of business, neither the Seller nor any Affiliate has granted to any other Person or entity any license to use any such Intellectual Property that would interfere with Buyer’s ability to conduct the business of the Business as currently conducted.
     (ii) Except as described in Schedules 4.1(r) or 4.1(t), or otherwise disclosed in writing by Seller to Buyer, there is no Action pending, or to the knowledge of Seller, threatened in writing against, Seller or its Affiliates by a third party claiming that any product sold or marketed by the Business during the past three years violates the intellectual property rights of such third party. Except as described on Schedule 4.1(t), to Seller’s knowledge, no third party is currently infringing on any of Seller’s Intellectual Property.
     (iii) The Seller and the Acquired Entity possess all right, title and interest in the patents, trademark registrations (together with the goodwill associated with such trademarks and tradenames), and copyright rights listed on Annex A-2, free and clear of any Lien, license or other restriction, except as set forth on Annex A-2.

     (iv) Except for licenses set forth on Annex A-2 (the “Material Licenses”), there are no licenses of Intellectual Property by a third party to Seller or its Affiliates that are material to the operation of the Business referred to therein as currently conducted by Seller and its Affiliates. Except as described on Annex A-2, (i) none of the Seller or Seller’s Affiliates that is a party to a Material License is in material breach or default under any such Material License, (ii) to Seller’s knowledge, no other party to a Material License is in material breach or default under any Material License and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under any Material License and (iii) such Material Licenses to which the Acquired Entity is not a party are assignable to Buyer without the consent of a third party.
     (v) Neither Seller, nor any of its Affiliates has received any written, or to the knowledge of the Seller, oral notice of invalidity of any of the Intellectual Property owned by Seller and its Affiliates and listed on Annex A-2. Seller represents that, to Seller’s knowledge, all Intellectual Property owned by, or licensed to Seller and its Affiliates that will be transferred to Buyer at the Closing is valid and enforceable.
     (s) Consents. Except (a) for consents to assignments described in Sections 4.1(l), 4.1(m), 4.1(q), and 4.1(r) (and the annexes and schedules referred to in such Sections), (b) for Customary Post-Closing Consents, (c) compliance with any applicable requirements under the HSR Act or as described on Schedule 4.1(s) and (d) for consents, filings, or notices that, if not obtained or made, will not have a material effect on the Business or the Acquired Assets, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of the Seller Related Agreements or for or in connection with the consummation of the transactions and performance of Seller’s obligations contemplated hereby by Seller and under the Seller Related Agreements.
     (t) Actions. Except as described on Schedule 4.1(t), there is no Action pending or, to Seller’s knowledge, threatened in writing, against (i) the Acquired Entity, or (ii) the Seller or any of its Affiliates with respect to the Business, except for Actions that are not reasonably expected to have a Material Adverse Effect (any such Actions collectively, the “Known Litigation”).
     (u) Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement or the Seller Related Agreements for which Buyer or the Acquired Entity or any Affiliated Buyer will incur any liability.
     (v) Events Subsequent to Balance Sheet Date. Except in each case as described in Schedule 4.1(v) or as otherwise disclosed in the Balance Sheet or any Schedule to Section 4.1, since the Balance Sheet Date, to the knowledge of Seller there has not been any of the following events related to the Business:

     (i) destruction, damage to, or loss of any properties of the Acquired Entity or any Acquired Assets that (after giving effect to any insurance coverage with regard thereto) is reasonably expected to have a Material Adverse Effect;
     (ii) change in material accounting policies or practices (including, without limitation, any change in depreciation or amortization policies) used with respect to the Business, except as required under GAAP;
     (iii) sale or other disposition of the Acquired Assets or the properties or assets of the Acquired Entity, except (a) assets sold, leased, or otherwise transferred in the ordinary course of business or (b) the sale or disposition of any item of personal property or equipment having a value of less than $100,000 individually or $250,000 in the aggregate or otherwise not prohibited under Section 7.1;
     (iv) dividend or other distribution in respect of, or issuance of, any equity interests of the Acquired Entity, other than a dividend to Seller or its Affiliates of any or all of the cash held by the Acquired Entity;
     (v) settlement entered into or consent made to any order, decree, or judgment relating to or arising out of any Action (other than an Action included as an Excluded Liability) relating to the Business which is reasonably expected to have a Material Adverse Effect; or
     (vi) sale, exclusive licensing or other disposition of any Intellectual Property, except for Intellectual Property licensed to customers on a nonexclusive basis in the ordinary course of business.
     (w) Employee Benefit Plans.
     (i) Schedule 4.1(w)(i) lists each Business Employee (including the laboratory technicians who will remain with Seller pursuant to Section 6.2(g)). Seller has separately provided to Buyer the current annual salary for each Business Employee.
     (ii) Schedule 4.1(w)(ii) lists and describes each of Seller’s and the Acquired Entity’s Benefit Plans applicable to the Business Employees that are written, and a written description of all such Benefit Plans that are not in written form. The Acquired Entity does not serve as the “administrator” or “plan sponsor” (within the meaning of Section 3(16) of ERISA) of any Benefit Plan.
     (iii) Except as disclosed on Schedule 4.1(w)(iii), neither Seller, its Affiliates nor the Acquired Entity sponsors, maintains or contributes to any Benefit Plan that (A) is subject to Title IV of ERISA (including for this purpose only, any Benefit Plan that was so sponsored, maintained or contributed to during the past and with respect to which Seller, its Affiliates or the Acquired Entity may have any liability, contingent or otherwise); (B) provides medical, health, or life insurance to retired or terminated Business Employees (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) or other applicable Law or at the sole expense of such Business Employees; or (C) would entitle any Business Employee to any amount that is or can be construed as an “excess parachute payment” under Section 280G of the Code as a result of this transaction.
     (iv) All of the Benefit Plans of Seller, its Affiliates and the Acquired Entity have complied in both form and operation with their terms and all applicable Laws in all material respects.
     (v) All Benefit Plans sponsored, maintained or contributed to by Seller, any of its Affiliates, or the Acquired Entity or in which any Business Employee participates that are intended to qualify under Section 401(a) of the Code are so qualified in both form and operation. The trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code. To the knowledge of Seller, nothing has occurred with respect to such Benefit Plans that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code, except to the extent that such loss or imposition would not reasonably be expected to have a Material Adverse Effect.
     (vi) Except as described in Schedule 4.1(w)(vi), with respect to each Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year. Except as otherwise described in Section 3.1(b), all accrued obligations of the Acquired Entity, whether arising by operation of Law, by contract, or by past custom, for compensation and employee benefits, including, but not limited to, bonuses, accrued vacation, and contributions to or benefits payable under Benefit Plans, have been paid, or adequate accruals for such obligations have been and are being made, and will be reflected on the Closing Balance Sheet.
     (vii) Except as described in Schedule 4.1(w)(vii) or as contemplated in Section 6.2(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment): (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due by Buyer or Buyer’s Affiliate (or Seller, its Affiliates or the Acquired Entity after the Closing) to any Transferred Employee under the terms of any Benefit Plan, (B) increase any benefits otherwise payable under any Benefit Plan or (C) result in any acceleration of the time of payment or vesting of benefits under the terms of any Benefit Plan.

     (viii) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan that could result in any liability to the Acquired Entity or Buyer.
     (ix) The Acquired Entity has not used the services of third party contract labor suppliers, temporary or leased employees, independent contractors or other contingent workers to an extent that could result in the disqualification of any Benefit Plan or the imposition of any penalty or Tax with respect thereto by any Governmental Authority.
     (x) Insurance. With respect to the Business, Seller and Seller’s Affiliates (including the Acquired Entity), have the fire, liability, casualty and other insurance coverage described on Schedule 4.1(x). Seller shall maintain or cause to be maintained in full force and effect all such insurance policies until the Closing (other than renewals of such insurance in the ordinary course, with such changes in carriers, deductibles and coverage limits that would not be material). Schedule 4.1(x) sets forth all material claims of Seller pending under any of such policies, none of which coverage has been denied or disputed in writing to Seller by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Seller and its Affiliates, the Business and the Acquired Assets, have at all times been and are adequately insured with reputable insurers or self-insurance practices that are reasonable with respect to the Business against accident, damage, injury, third party loss, loss of profits and any other risk normally insured against by a prudent person operating the types of business similar to the Business and have at all times effected such insurances as required by Law and any Significant Contract. No policy limits for the Seller and its Affiliates have been exhausted or materially reduced. There have been no gaps in insurance coverage since January 1, 2002.
     (y) Labor Agreements. Except as described on Schedule 4.1(y), (i) there are no collective bargaining agreements or other labor union contracts related to the Business Employees; (ii) during the past three years, there has not been, there is not presently pending or existing, and, to Seller’s knowledge there is not threatened (x) any strike or work stoppage relating to the operation of the Business, (y) any Action against or affecting Seller or its Affiliates pertaining to labor relations or employment matters that relates to the Business that would not reasonably be expected to have a Material Adverse Effect or (z) any application for certification of a collective bargaining agent with respect to any of the Business Employees; (iii) there is no lockout of any Business Employees by Seller or its Affiliates and no such action is contemplated by Seller or its Affiliates; (iv) to Seller’s knowledge, during the past three years, there has been no charge of discrimination filed against or threatened in writing against Seller or its Affiliates with the Equal Employment Opportunity Commission or similar Governmental Authority that relates to the operation of the Business; (iv) with respect to the operation of the Business during the past three years, Seller and its Affiliates have complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, and plant closing laws; and (v) neither Seller nor its Affiliates has incurred any liability or obligation under the Workers

Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) or any similar state or local law within the last six months with respect to the Business which remains unsatisfied.
     (z) Books and Records. The books, accounts, ledgers, records and files of Seller and its Affiliates related to the Business are true and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The minute books and other similar records of the Acquired Entity are true and complete in all material respects.
     (aa) No Material Adverse Change. Since the Balance Sheet Date, there has not been any material adverse change in the business, operations, properties, assets or financial condition of the Business, taken as a whole, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, properties, assets or financial condition of the Business: (i) any change resulting from conditions affecting the industry in which the Business operates or from changes in general business or economic conditions unless such change materially disproportionately impacts the Business; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; (iii) any change resulting from compliance by Seller and its Affiliates with the terms of, or the taking of any action required by, this Agreement; or (iv) any change resulting from fluctuations in exchange rates.
     (bb) Condition of Assets. Except as set forth on Schedule 4.1(bb), all equipment, vehicles or other tangible assets owned by the Acquired Entity or used in the Business are in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.
     (cc) Accounts Receivable. All accounts and notes receivable shown on the Balance Sheet or otherwise relating to the Business, and the accounts receivable outstanding on the Closing Date, represent sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any agreement relating thereto. Except as will be accrued for on the Closing Balance Sheet and result in a reduction of the Purchase Price, Seller does not have knowledge of any fact or circumstance (including, but not limited to, the existence of any valid counterclaim or set-off) that would lead it to believe that any material account receivable or any material note receivable relating to the Business is not collectible in the ordinary course of business, without any set-off or counterclaim.
     (dd) Suppliers. No Material Supplier has canceled in writing or otherwise terminated in writing, or threatened in writing to cancel or otherwise terminate, its relationship with the Business during the six months immediately preceding the date hereof or the six months immediately preceding the Closing Date or has, during such period, materially decreased, or threatened in writing to materially decrease or materially limit, its services, supplies or materials to the Business, except for such reductions relating to (i) decreased orders by the Business attributable to changes in Business volumes in the ordinary course or (ii) the Business electing to use alternative vendors.
     (ee) Warranties. Seller has not given or made any material warranties or guarantees in connection with the sale of its products or maintenance services, including without limitation, warranties covering customer losses, except as set forth in Schedule 4.1(ee). Except as set forth on Schedule 4.1(ee), Seller has not received written notification from any customers of any claim (except claims that have been resolved or that will be accrued for on the Closing Balance Sheet) that would reasonably be expected to exceed $100,000 against Seller with respect to warranties relating to the Business.
     (ff) Compliance with Laws. Except as set forth in Schedule 4.1(ff), none of Seller, its Affiliates or the Acquired Entity is in violation of, or during the last three years has violated, any applicable Law in any material respect with respect to the ownership or operation of the Acquired Assets or the Acquired Entity or the Business.
     (gg) Product Liability. Neither Seller nor any Affiliate of Seller has any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due (and there is no basis for any present or future Action against Seller or any of its Affiliates giving rise to any such liability or obligation) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased or delivered by any of Seller or its Affiliates with respect to the Business, the Acquired Entity or the Acquired Assets.
     (hh) Health and Safety Requirements. Except as set forth on Schedule 4.1(hh) and except as would not reasonably be expected to have a Material Adverse Effect, (a) each of Seller and its Affiliates is in compliance with all Health and Safety Requirements in connection with owning, using, maintaining or operating the Business, the Acquired Assets and the Acquired Entity; (b) each location at which each of Seller and its Affiliates operates, or has operated, the Business, the Acquired Assets or the Acquired Entity is in compliance with all Health and Safety Requirements; and (c) there are no pending, or to Seller’s knowledge, threatened, allegations by any Person that any of the Acquired Assets or the Acquired Entity is not, or that the Business has not been, conducted in compliance with all Health and Safety Requirements.
     (ii) Inventory. Each of Seller’s and its Affiliates’ inventory with respect to the Business, whether reflected on the financial statements provided pursuant to Section 4.1(b) hereof or not, consists of raw materials and supplies, manufactured and processed parts, goods-in-process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured and, except as has been written down on the face of the Balance Sheet, none of which is slow-moving, obsolete, damaged or defective. Any inventory that has been written down has either been written off or written down to its net realizable value. There has been no change in inventory valuation standards or methods with respect to the inventory of the Business in the prior three years. The quantities of inventory are not materially in excess of the current needs of the Business in the current operating environment. With respect to third party inventories on consignment at the Business’ locations, or inventory of the Business on consignment at third party locations, the Business maintains reasonable and customary records and follows reasonable and customary identification methods so that such inventory can be properly identified and accounted for.
     (jj) Arm’s-Length Transactions. Except as set forth on Schedule 4.1(jj), neither Seller nor any of its Affiliates is a party to any transaction, including the sale, lease or change of property, the rendering of any service or the payment of any fee, in each case, with respect to the Business, the Acquired Assets, or the Acquired Entity, other than upon fair and reasonable terms no less favorable to Seller or its Affiliates, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.
     (kk) Master Technology License Agreement. Schedule 4.1(mm) identifies (i) the connections that are currently licensed to Tenaris under the MTLA, (ii) trademarks currently licensed to Tenaris and (iii) the connections that are currently marketed and sold or under development by Seller or its Affiliates that are not required to be licensed to Tenaris under the MTLA.
     (ll) Information True and Correct. No representation, statement or information relating to Seller or the Business contained in this Agreement (including the Schedules hereto) nor in any contract or document executed by Seller in connection herewith or delivered pursuant hereto, contains any untrue statement of a material fact, or omits any material fact, necessary to make the information contained therein not misleading. Seller has made available to Buyer correct and complete copies of all documents listed or described in the Schedules. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Seller makes no representations or warranties regarding any forward-looking information provided by Seller or any of its Affiliates or advisors to Buyer or any of its Affiliates or advisors. As used herein, “forward-looking information” means prospective information relating to periods after the date hereof, and includes, but is not limited to, financial and operational forecasts, projections, trends, budgets and assumptions regarding any forward-looking information.
     4.2 Representations and Warranties of Buyer.
     Buyer on behalf of itself and each Affiliated Buyer represents and warrants to Seller as follows:
     (a) Organization and Qualification. Vallourec S.A. is a corporation duly organized and validly existing under the laws of France, Vallourec & Mannesmann Holdings, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and each has the requisite corporate power to carry on its business as now being conducted.

     (b) Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer. As of the Closing Date, the performance by each Affiliated Buyer of the transactions contemplated by this Agreement will have been duly and validly authorized by all requisite corporate or other action on the part of such Affiliated Buyer.
     (c) Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar U.S. or non-U.S. laws of general application from time to time in effect that affect creditors’ rights generally, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
     (d) No Violation or Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of its terms and conditions hereof by Buyer will (i) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate any material Law applicable to Buyer or the properties or assets of Buyer.
     (e) Consents. Except for Customary Post-Closing Consents and any applicable requirements under the HSR Act, no consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of Buyer’s obligations contemplated hereby by Buyer.
     (f) Actions. There is no action pending or threatened in writing against Buyer that could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
     (g) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller or its Affiliates will incur any liability.
     (h) Funds. Buyer has, and at all times prior to Closing will have, sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Purchase Price and all related fees and expenses incurred by Buyer.
     (i) No Distribution. Buyer is an experienced and knowledgeable investor. Prior to entering into this Agreement, Buyer was advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the Business and the financial, price and expense assumptions applicable thereto. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the equity interests of the Acquired Entity for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.
     (j) Bankruptcy. There are no bankruptcy or reorganization proceedings pending, or to the knowledge of Buyer threatened, against Buyer.
Article 5
Access and Confidentiality
     5.1 General Access. Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall permit (and with respect to the Acquired Entity, Seller shall cause the Acquired Entity to permit) Buyer and its representatives:
     (a) to have reasonable access, at reasonable times in the offices of Seller, its Affiliates and the Acquired Entity and in a manner so as not to interfere unduly with the business operations of Seller, its Affiliates or the Acquired Entity, to the books, records, contracts, and documents of Seller and its Affiliates, with respect to the Business, and the Acquired Entity relating to its assets and operations insofar as the same are in the possession of Seller, its Affiliates or the Acquired Entity and insofar as the same may be disclosed without (i) violating any legal constraints or any legal obligation or (ii) waiving any attorney/client, work product, or other privilege; and
     (b) subject to any required consent of any third Person, to conduct at reasonable times and at Buyer’s sole risk, cost, and expense, in the presence of representatives of Seller, reasonable inspections of the Acquired Assets and the Acquired Entity’s assets.
Buyer agrees to indemnify and hold harmless, release, and defend the Seller Indemnified Parties and the Acquired Entity from and against any and all Losses arising, in whole or in part, from Buyer’s inspection of the assets and records of Seller or the Acquired Entity, including claims for personal injuries, property damage, and reasonable attorneys’ fees and expenses. Nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any files, records, contracts, or documents of Seller or its Affiliates relating to this transaction, including any bids or offers received by Seller or its Affiliates for the sale of the Business, it being agreed that all such bids or offers shall be the sole property of Seller.
     5.2 Confidential Information. Unless and until the Closing occurs, Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its officers, employees, representatives, consultants, and advisors to maintain all information made available to them pursuant to this Agreement confidential, all as provided in that certain confidentiality agreement dated August 17, 2007 (the “Confidentiality Agreement”), by and between Seller and Buyer (the terms of which are incorporated herein by reference and made a part of this Agreement). In addition, Buyer agrees that the term “Information” as used in the Confidentiality Agreement includes the information described in the Confidentiality Agreement provided or disclosed by Seller, the Acquired Entity, or any Affiliate of Seller.
Article 6
Taxes and Employee Benefits
     6.1 Tax Matters.
     (a) Allocation of Tax Liabilities with respect to the Acquired Entity.
     (i) Except to the extent accrued for on the Closing Balance Sheet, Seller shall be responsible for all Taxes of the Acquired Entity regardless of when due and payable:
     (A) with respect to all Tax periods ending on or before the Closing Date; and
     (B) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to the Closing Date.
     (ii) Buyer shall be responsible for all Taxes of the Acquired Entity, regardless of when due and payable:
     (A) with respect to all Tax periods beginning after the Closing Date; and
     (B) with respect to all Tax Periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period commencing after the Closing Date; and
     (C) accrued on the Closing Balance Sheet.
     (b) Allocation of Tax Liabilities with respect to Acquired Assets.
     (i) Except to the extent accrued for on the Closing Balance Sheet, all Taxes levied or assessed against the Acquired Assets for the Tax period prior to the Tax period in which the Closing Date falls and all previous Tax periods, regardless of when due and payable, shall be paid by Seller.
     (ii) Except to the extent accrued for on the Closing Balance Sheet, all Taxes levied or assessed against the Acquired Assets for the Tax period in which the Closing Date falls, regardless of when due and payable, shall be prorated on a daily basis between Buyer and Seller as of the Closing Date.

     (iii) All Taxes levied or assessed against the Acquired Assets for the Tax periods following the Tax period in which the Closing Date falls, shall be paid by the Buyer.
     (iv) If the amount of such Taxes are not known at the Closing, the proration shall be based on the Taxes of the Tax period prior to the Tax period in which the Closing Date falls with an appropriate adjustment to be made between the parties upon receipt of the Tax bill for the Tax period in which the Closing Date falls.
     (v) All Taxes accrued on the Closing Balance Sheet as a liability shall be paid by Buyer.
     (c) Tax Returns.
     (i) To the extent the Acquired Entity is included in the Seller’s Consolidated Tax Return for United States federal income tax purposes for the Tax period in which the Closing Date falls, Seller shall include the income or loss for the Acquired Entity for all Tax periods ending on or before the Closing Date on the timely filed Seller’s Consolidated Tax Returns when due (including extensions).
     (ii) Seller shall cause to be prepared, and Buyer shall cause to be filed when due (including any extensions), all other Tax Returns of the Acquired Entity for all Tax periods ending on or before the Closing Date, for which Tax Returns have not been filed as of such date. Tax Returns prepared by Seller shall be prepared and filed in a manner consistent with past practice, including positions or elections on deferring income or accelerating deductions consistent with Tax rules and the Tax Law and in compliance with the Laws of each respective jurisdiction, except for changes required by changes in Laws or facts.
     (iii) Buyer shall prepare and file when due (including any extensions) all Tax Returns of the Acquired Entity for Tax periods ending after the Closing Date; provided, however, Seller shall have the right to review prior to filing all Tax Returns for any Tax period which includes the Closing Date or any period prior to the Closing Date. Tax Returns prepared by Buyer and which include the Closing Date or any period prior to the Closing Date shall be prepared and filed in a manner consistent with past practice, including positions or elections on deferring income or accelerating deductions consistent with Tax rules and the Tax Law and in compliance with the Laws of each respective jurisdiction, except for changes required by changes in Laws or facts.
     (d) Income And Loss Allocation. For purposes of this Section 6.1, the income or loss of the Acquired Entity shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Entity as of the end of the Closing Date.

     (e) Cooperation.
     (i) After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, and to any Tax authority, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of the Acquired Entity and Acquired Assets with respect to:
     (A) Tax periods ending on or prior to the Closing Date; and
     (B) Tax periods beginning before the Closing Date and ending after the Closing Date.
     (ii) Buyer and Seller shall preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof.
     (iii) Buyer and Seller shall prepare and provide to the other party any information or documents requested by Buyer or Seller for the other party’s use in preparation or review of the Tax Returns referred to in Section 6.1(c).
     (iv) Notwithstanding any other provision hereof, each party shall bear its own expenses in complying with the foregoing provisions.
     (f) Audits.
     (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliates, or the Acquired Entity or any Affiliates, of notice of any pending or threatened Tax liabilities of the Acquired Entity for any:
     (A) Tax period ending on or before the Closing Date; or
     (B) Tax period ending after the Closing Date but which includes the Closing Date (to the extent it covers a Tax liability that Seller is responsible for under Section 10.11).
     (ii) Seller and Buyer shall jointly have the right to represent the Acquired Entity’s interests in any Tax audit or administrative or court proceeding for such Tax periods and to employ counsel of their choosing at their own expense.
     (iii) Buyer agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any said proceeding.
     (iv) Seller shall not settle any claim for Taxes which could adversely affect Buyer’s Tax liability for any period after the Closing Date (unless Sellers have indemnified Buyer against such effects), without the prior written consent of Buyer, which shall not be unreasonably withheld. Buyer shall not settle any claim for Taxes which could adversely affect Seller’s Tax liability for any period prior to the Closing Date (unless Buyer has indemnified Seller against such effects), without the prior written consent of Seller, which shall not be unreasonably withheld.
     (g) Tax Refunds.
     (i) All refunds of Taxes of the Acquired Entity shall be for the account of Seller:
     (A) with respect to Tax periods ending on or before the Closing Date; and
     (B) with respect to any Tax period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to the Closing Date.
     (ii) Buyer shall take such action as reasonably requested by Seller to obtain such refunds and shall cause the Acquired Entity to pay over to Seller any such refunds immediately upon receipt thereof.
     (h) Tax Sharing Agreements. Except for the Tax sharing agreement included in the definition of Excluded Liabilities, all Tax sharing agreements, if any, between Seller or Affiliate of Seller and the Acquired Entity shall be terminated prior to the Closing Date and no payments shall be made under such agreements on or after the Closing Date.
     (i) Transfer Taxes. All Transfer Taxes, owed as a result of the transactions contemplated by this Agreement shall be paid half by Seller and half by Buyer.
     6.2 Employee Matters.
     (a) Employees. Prior to the Effective Time, Buyer or its Affiliate shall offer employment to the Business Employees and such offers shall be communicated to such Business Employees within a reasonable time prior to the Closing Date (the “Offered Employees”), except for such Business Employees who will automatically transfer to Buyer as of the Effective Time as employees of the Acquired Entity or under applicable Law (each an “Automatically Transferred Employee”). Each offer of employment shall (i) be for an employment position similar to the employment position the individual had immediately prior to the Closing Date at a geographic location not further than 50 miles from the individual’s principal place of employment immediately prior to the Closing Date, (ii) be conditioned on Closing, (iii) be made in writing and (iv) shall remain open and unchanged until the fifth Business Day prior to the Effective Time. Each Offered Employee who (i) (A) accepts Buyer’s offer of employment and (B) commences employment with Buyer or its Affiliates immediately after the Closing and (ii) each Automatically Transferred Employee, shall be referred to herein as a “Transferred Employee.” The employment of each Transferred Employee shall commence immediately upon the Effective Time and shall be deemed, for all purposes, consistent with applicable Law and except as otherwise expressly provided herein, to have occurred with no interruption or break in service. Seller shall encourage all Offered Employees to accept employment with Buyer, and Seller and its Affiliates shall not directly or indirectly solicit the employment of or seek to retain the services of any such Offered Employees. Each Business Employee who terminates employment with Seller or its Affiliates, or who ceases to be assigned to work principally in the Business prior to the Effective Time shall hereinafter be referred to as a “Terminated Employee.” Except as may otherwise be provided in the Transition Services Agreement, if any, Seller or its Affiliates shall terminate or shall cause to be terminated the employment of all Transferred Employees effective as of the Effective Time.
     (b) Assumption of Employer Responsibilities. Buyer or Buyer’s Affiliate shall (i) hire each Transferred Employee at the same initial level of base salary or wages that such Transferred Employee was entitled to receive immediately prior to the Effective Time, and (ii) to the extent such Transferred Employees remain employed with Buyer or Buyer’s Affiliate, provide such Transferred Employees with tax qualified pension and welfare benefits that are substantially comparable in the aggregate to those provided to such Transferred Employees immediately prior to the Effective Time for a one-year period commencing on the date on which the Closing Date occurs. Except as specifically required by applicable Law, Buyer and its Affiliates shall not be obligated to continue any employment relationship with or continue to provide any employee benefits to any Transferred Employee for any specific period of time from and after the Effective Time.
     (c) Employee Benefit Plans. All Transferred Employees shall cease to participate in any Benefit Plans maintained, sponsored by or contributed to by Seller or Seller’s Affiliates as of the Effective Time. Effective on or prior to the Closing Date the Acquired Entity shall have terminated its participation in any Benefit Plan maintained by Seller or its Affiliate. Seller or its Affiliates shall cause each Transferred Employee who was participating in Seller’s or its Affiliates’ Benefit Plans immediately prior to the Effective Time to be fully vested in his or her benefits (other than severance benefits) thereunder as at the Effective Time (including without limitation, the vesting of any unvested stock options or other equity-based awards and the vesting of account balances under Seller’s Executive Deferred Compensation Plan). Seller or its Affiliates shall take necessary steps to effectuate the prior sentence, including without limitation amending or causing to be amended Seller’s or its Affiliates’ Benefit Plans. As of the Effective Time, Buyer shall allow all Transferred Employees and their eligible dependents to participate in Buyer’s benefit plans (excluding any defined benefit and cash balance plans) as necessary to comply with the terms of this Agreement and any applicable Law, without any gap or loss of benefits or coverage. The Transferred Employees and their eligible dependents shall not be subject to any pre-existing condition limitations, and Buyer shall recognize all service credited to any Transferred Employee on the Seller’s books and records for purposes of eligibility and vesting (but not benefit accrual) in the Buyer’s benefit plans. Buyer or Buyer’s Affiliate shall adopt for the benefit of the Transferred Employees the severance policy set forth on Schedule 6.2(c). Prior to the Closing Date, and to the extent necessary to implement this sentence, Seller shall amend any Benefit Plan and take or cause to be taken all other action as may be required to provide that severance or separation payments shall not be payable to any Transferred

Employee on account of such employee’s termination of employment with Seller. Should any severance or separation obligations or liabilities arise with respect to the termination of employment of any Business Employees prior to or as of the Closing Date, then such obligations and liabilities shall be borne by Seller. On or prior to the Closing Date, Seller or its Affiliate shall cause the Transferred Employees to be paid annual incentive compensation bonuses to the extent a liability has been accrued therefor on Seller’s or its Affiliate’s balance sheet.
     (d) Retained and Assumed Liabilities. Except as otherwise provided in Section 6.2(e) below, Seller shall retain responsibility for all benefits accrued or claims made or (with respect to claims for workers’ compensation, group life, accidental death and dismemberment, disability or health plan benefits) incurred prior to the Effective Time under Seller’s Benefit Plans. Claims will be deemed to be incurred on the date that the event or service giving rise to such claim occurs or is performed. Seller shall retain responsibility for any continuation coverage obligations under COBRA to any Terminated Employees and Offered Employees who do not become Transferred Employees, and their respective covered dependents, who incur a COBRA qualifying event or loss of coverage under any of Seller’s group health plans at any time on or prior to the Effective Time. Following the Effective Time, Buyer shall or shall cause its Affiliate to provide COBRA continuation coverage to all Transferred Employees and their qualified beneficiaries who incur or incurred a qualifying event or loss at any time with respect to claims incurred on or after the Effective Time. Except as specifically retained by Seller, Buyer or Buyer’s Affiliate shall assume responsibility for all expenses and benefits for claims made or incurred by any Transferred Employee or such Transferred Employee’s eligible dependents on or after the Effective Time.
     From and after the Effective Time, Buyer shall assume responsibility for compliance with, as well as any liability which may exist or arise out of WARN on account of any Transferred Employee terminated after the Effective Time. No later than five business days prior to the Closing Date, Seller shall provide Buyer with a list setting forth the number of Business Employees terminated from each site of employment of the Business during the 90-day period ending on the Closing Date for reasons qualifying the termination as “employment losses” under WARN and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to WARN.
     Seller or its Affiliates shall retain all responsibility for any transaction bonus, retention, incentive or similar payments established by Seller in connection with the transactions contemplated by this Agreement. Except as specifically provided in this Section 6.2 or as is accrued as a current liability on the Closing Balance Sheet thereby resulting in a reduction in Purchase Price, Buyer shall not assume any Benefit Plan or any agreements that become effective following a change in control of Seller or its Affiliates (“Change in Control Agreements”) maintained, sponsored or contributed to by Seller or Seller’s Affiliates, and Buyer shall not be obligated to pay, perform or otherwise discharge any liabilities of the Seller or any of Seller’s Affiliates relating to any Benefit Plan or Change in Control Agreement.
     (e) Vacation. Buyer shall assume all liabilities for the Transferred Employees with respect to accrued unused vacation and paid time off (“PTO”) immediately prior to the Effective Time. Buyer shall allow each Transferred Employee either to (i) take in the calendar year in which the Effective Time occurs, all PTO to which such Transferred Employee is entitled in such year, less any PTO taken by such Transferred Employee as of the Effective Time or (ii) receive vacation pay in lieu of any accrued unused PTO for such calendar year as of the Effective Time.
     (f) Payroll Taxes. Seller and Buyer shall (i) treat Buyer and its Affiliate thereof as applicable, as a “successor employer” and Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees who are employed by Buyer or such Affiliate for purposes of Taxes imposed in the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one United States Internal Revenue Service Form W-2 with respect to each such Transferred Employee for the calendar year in which the Effective time occurs.
     (g) Laboratory Technicians. The current laboratory personnel are listed on Schedule 6.2(g). Prior to Closing, Buyer and Seller shall work together to determine in good faith those laboratory technicians that will be transferred with the Business to Buyer and those laboratory technicians that will remain with Seller and will not be transferred. Such division will permit Buyer to take the laboratory manager, all test engineers and up to nine laboratory technicians, and will permit Seller to retain the remaining laboratory technicians (it being understood that the test engineers for the Business are already included in the definition of Business Employees). The laboratory technicians that are allocated to Buyer shall be considered Business Employees. The laboratory technicians who are allocated to Seller shall not be considered Business Employees.
Article 7
Covenants of Seller and Buyer
     7.1 Conduct of Business Pending Closing. Subject to Section 7.2 and the constraints of existing agreements from the date hereof through the Closing Date, except as disclosed in Schedule 7.1 or as otherwise consented to or approved by Buyer (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that:
     (a) Changes in Business. Seller shall, and shall cause its Affiliates (including the Acquired Entity) to, comply with the following:
     (i) neither Seller nor any of its Affiliates shall make any material change in the operation of the Business;

     (ii) except in the ordinary course of business and consistent with past practices or in connection with obtaining any consent in accordance with Section 7.13(b), neither Seller nor any of its Affiliates shall enter into, assign, terminate, or amend, in any material respect, any Significant Contract;
     (iii) not reduce its insurance coverage limits or make any material adverse changes to the insurance programs currently in effect with respect to the Business;
     (iv) not hire, fire, reassign, promote or demote any Business Employee (so long as such Business Employee is reasonably performing his or her job function and is complying with Seller’s employment policies), except in the ordinary course of business and consistent with past practices, nor increase the compensation or benefits of any Business Employee, except in the ordinary course of the Business and at an overall percentage that is not greater than increases granted to the employees of the Retained Businesses;
     (v) Seller will promptly notify Buyer if (A) any Tier I Employee gives notice to Seller or any of its Affiliates of such employee’s resignation from Seller or any of its Affiliates, (B) Seller intends to terminate the employment of any Tier I Employee or (C) Seller grants across-the-board pay increases to the Business Employees, which, if so granted, shall be at an overall percentage that is not greater than increases granted to the employees of the Retained Businesses;
     (vi) the Acquired Entity shall not:
     (A) declare or pay any dividends or make any distributions in respect of, or issue any of, its equity interests or securities convertible into its equity interests, or repurchase, redeem, or otherwise acquire any such equity interests or securities or make or propose to make any other change in its capitalization; provided, however, that on or before the Closing Date, Seller shall have the right to cause the Acquired Entity to dividend to Seller or its Affiliates any or all of the cash held by the Acquired Entity;
     (B) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation or other Person, except as contemplated by Section 2.1(b); or
     (C) make any change in its Charter Documents;
     (vii) other than pursuant to the requirements of existing contracts or commitments or contracts and commitments entered into in accordance with (ii) above, (A) Seller shall not sell, lease, or otherwise dispose of any Acquired Assets and (B) the Acquired Entity shall not sell, lease, or otherwise dispose of any of its assets, except, in each case, for (a) assets sold, leased, or otherwise disposed of in the ordinary course of business, (b) the sale or disposition of any item of personal property or equipment (other than Intellectual Property) having a value of less than $100,000 individually or $250,000 in the aggregate, (c) the sale, disposition or transfer of any Excluded Assets and (d) the transfer or other disposition of the accounts receivable or advances due or owing to the Acquired Entity from any Affiliate of Seller as of the Effective Time;
     (viii) neither Seller nor any of its Affiliates shall take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations;
     (ix) neither Seller nor any of its Affiliates shall change any material accounting policies or practices (including, without limitation, any change in depreciation or amortization policies) of the Business, except as required under GAAP;
     (x) neither Seller nor any of its Affiliates shall create any benefit plans (within the meaning of Section 3(3) of ERISA) or any other Benefit Plan relating to any Business Employee, except as required by Law and except for pay increases made in the ordinary course of business and consistent with past practice;
     (xi) except as will not result in any increase in liability to Buyer or that does not relate to the Acquired Entity or the Business, neither Seller nor any of its Affiliates shall make or change any material election in respect of Taxes, file any Tax Return (other than a Tax Return that is due and cannot be extended) or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file for any ruling request;
     (xii) use reasonable efforts to preserve intact its current business organization as related to the Business;
     (xiii) use reasonable efforts to maintain Seller’s present relationships with customers, service providers, landlords, suppliers, creditors, agents and others having business relationships related to the Business;
     (xiv) notify Buyer promptly, and in any event prior to Closing, of (i) any written notice of a material violation or written threatened notice of a material violation received from any Governmental Authority after the date of this Agreement relating to the Business or (ii) any other matter that could reasonably be expected to have a Material Adverse Effect.
     (xv) not cancel, compromise, waive or release any material claim or right as against any third party which Buyer would otherwise have as owner of the Acquired Entity or any of the Acquired Assets for or in respect of any period after the Closing Date; provided, however, that, without limiting the foregoing, Seller shall not amend in any material respect the MTLA prior to the Closing Date and shall not waive any of Seller’s material rights under the MTLA with respect to breaches occurring after the date hereof;
     (xvi) comply in all material respects with all Laws and contractual obligations applicable to the operation of the Business;
     (xvii) cooperate with Buyer and assist Buyer in identifying the Governmental Permits required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Permits to Buyer, where permissible, or working with Buyer to obtain new Governmental Permits for Buyer; and
     (xviii) maintain all books and Records relating to the Business in the ordinary course of business.
     (b) Liens. Seller and its Affiliates shall not, and will cause the Acquired Entity not to, grant any Lien on any Acquired Assets or assets of the Acquired Entity, except to the extent (i) required or permitted incident to the operation of the Acquired Assets or assets of the Acquired Entity and the Business, (ii) required by Law or any Significant Contract, in each case to the extent such Liens are not material to the Business as a whole.
     (c) Operation of Assets. Seller shall cause the Acquired Assets and assets of the Acquired Entity to be maintained and operated in the ordinary course of business in accordance with past practices, maintain insurance now in force with respect to such assets, and pay or cause to be paid all costs and expenses in connection with such insurance when due.
     7.2 Qualifications on Conduct. Seller and the Acquired Entity may take (or not take, as the case may be) any of the actions described in Section 7.1 above if reasonably necessary under emergency circumstances (or if required or prohibited pursuant to Law) and provided Buyer is notified as soon thereafter as practicable. In addition, notwithstanding anything contained in Section 7.1, no such limitations shall restrict Seller or any of its Affiliates or otherwise affect in any way (i) the conduct and operations of the Retained Businesses or any other business or operation not directly related to the Business; (ii) the ability of Seller and its Affiliates to settle, dispose of or defend the Known Litigation or any Excluded Liability; or (iii) the operation, utilization, sale or disposition of any Excluded Asset, so long as, in each case, it has no adverse impact on the Acquired Assets, the Acquired Entity, the Business or Seller’s ability to consummate the transactions contemplated hereby.
     7.3 Public Announcements. Prior to the Closing Date, without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld), no party hereto will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing party to be required by Law or under the rules and regulations of the New York Stock Exchange or other applicable securities exchange or market or the French and European Workers’ Councils. In each case to which such exception applies, the releasing party will use its reasonable efforts to provide a copy of such release or statement to the other party prior to releasing or making the statement. After the Closing Date, the parties will confer with each other regarding their initial public announcement of the transactions contemplated by this Agreement.
     7.4 Actions by Parties. Each party agrees to use commercially reasonable efforts to satisfy the conditions to Closing described in Article 8 and to refrain from taking any action within its control which would cause a breach of a representation or warranty described in Article 4. Neither Seller, nor any Affiliate of Seller, shall be required to expend any funds or incur any costs to prevent or cure a breach of the representations and warranties described in Section 4.1.
     7.5 Notice of Developments; Schedules.
     (a) Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement and prior to Closing that reasonably could be expected to result in a Material Adverse Effect or would cause Seller not to be able to deliver the officer’s certificate contemplated by Section 8.2(b).
     (b) Buyer and Seller agree that no disclosure by either party in any Schedule attached hereto shall be deemed to indicate that such disclosure is material or required to be disclosed on such Schedule.
     7.6 Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates (including the Acquired Entity, the Affiliated Sellers and the Affiliated Buyers, as applicable) to execute and deliver such further instruments, and take (or cause its respective Affiliates, including the Acquired Entity, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
     7.7 Records. On and after the date hereof and until the Closing Date or the date of termination of this Agreement, Seller shall make the Records (including employment records relating to the Transferred Employees) of the Business reasonably available to Buyer. On the Closing Date or as soon as practicable thereafter, Seller shall deliver the Records to a location designated in writing by Buyer. Buyer agrees to maintain, and cause the Acquired Entity and its Affiliates to maintain, the Records until the seventh anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary to have Records available with respect to open years for Tax audit purposes), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide or cause the Acquired Entity and its Affiliates to provide Seller and its representatives reasonable access to and the right to copy the Records for the purposes of:

     (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating, and settling the charges and credits provided for in this Agreement;
     (ii) complying with any Law affecting Seller’s interest in the Acquired Assets or the Acquired Entity’s interest in its assets prior to the Closing Date;
     (iii) preparing any audit relating to Seller’s interest in the equity interests of the Acquired Entity, Seller’s interest in each Acquired Assets or the Acquired Entity’s interest in its assets prior to the Closing Date, or responding to any audit prepared by a third party;
     (iv) preparing Tax Returns;
     (v) responding to or disputing any Tax audit; or
     (vi) asserting, defending, or otherwise dealing with any claim or dispute under this Agreement or with respect to the Business, the Acquired Assets or the assets of the Acquired Entity.
In no event shall Buyer, the Acquired Entity or any of their Affiliates destroy any Records without giving Seller at least 10 days’ advance written notice thereof and the opportunity, at Seller’s expense, for Seller to obtain such Records prior to their destruction. In addition, from and after the Closing Date, upon the written request of Buyer, Seller shall provide Buyer reasonable access to any Records retained by Seller.
     7.8 Obligations of the Acquired Entity. From and after Closing, Buyer agrees to cause the Acquired Entity to perform and comply with each of the actions and obligations required or stipulated in this Agreement to be performed or complied with by the Acquired Entity and not to take any action which would prevent such performance and compliance by the Acquired Entity.
     7.9 Use of Names; Removal. Buyer acknowledges that following the Closing, it will not nor will the Acquired Entity be entitled to use the names “Grant Prideco” or “Grant” or any variations and derivations thereof, including any logo, trademark, or design containing such name (the “Prohibited Names and Marks”). Accordingly, Buyer shall use all reasonable efforts to, within 90 days after the Closing, cause the destruction, disposal, or replacement of stationery, business cards, and similar assets of the Acquired Entity or any Acquired Assets so to avoid the use of the Prohibited Names and Marks.
     In addition, as soon as reasonably practicable, but not later than six months following the Closing, Buyer shall cause to be removed the Prohibited Names and Marks from all of the Acquired Assets and assets of the Acquired Entity (including signage at all real property locations), and will not thereafter make any use whatsoever of the Prohibited Names and Marks. Buyer shall indemnify Seller for any failure by Buyer to cause the removal of such names or marks after the Closing or any other violation of this Section 7.9.

     For purposes of marketing, advertising and customer relations, for a period of six months following the Closing, Buyer shall have the right to refer to this acquisition of Seller’s trademarks or other Intellectual Property in a manner not likely to cause confusion in the marketplace, such as by reference to the effect that Buyer is the successor to certain trademarks and tradenames of Seller, registered or unregistered.
     7.10 Governmental Filings. Seller and Buyer shall fully cooperate and coordinate with one another and assist each other:
     (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement; and
     (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals, or waivers.
Seller and Buyer agree to file as soon as practicable, but in any event within ten Business Days after the date of this Agreement, the Notification and Report Form and any information and documents required to be filed under the HSR Act and to request early termination in connection with such filings. Buyer agrees to make its best efforts to obtain approval of the proposed transaction from any U.S. or state government authority pursuant to the HSR Act, or under any similar foreign competition statutes or regulations, provided however that nothing herein shall require Buyer to take or agree to take any actions that would result in a Material Adverse Effect (as defined in Appendix A to this Agreement) on the Business or a material adverse effect on Buyer.
     7.11 Computer Hardware and Software.
     (a) Identification and Transfer. Schedule 7.11 sets forth a preliminary list of computer hardware, third party software, and Inhouse Software that will be transferred to Buyer. Buyer and Seller will cooperate with each other to:
     (i) identify at least 14 days prior to the anticipated Closing Date those computer software systems currently being used by the Business that will be needed by Buyer to continue the existing operations of the Business following the Closing; and
     (ii) use their reasonable efforts to obtain all necessary third party consents, additional licenses, and other documentation necessary for Buyer to obtain the right to use the third party software identified on Schedule 7.11, through either a transfer, assignment, or license by Seller or other Affiliates where legally permissible in the judgment of Seller, or a direct purchase by Buyer.
If and to the extent that Seller or its Affiliates do not or are unable to transfer, assign, or license any particular third party software to Buyer, Buyer shall purchase its own license and make such modifications or enhancements as may be necessary to carry on the Business as currently conducted. At or as soon as is commercially reasonable following the Closing, Seller shall or shall cause its Subsidiaries to undertake to transfer, assign, or license (as appropriate) all computer software systems necessary to operate the Business, if such transfer, assignment, or license is, in the judgment of Seller, legally possible and commercially reasonable. Buyer acknowledges that it may not be possible for Seller to transfer, assign, or license all such software systems. In addition to the payment of the Purchase Price, Buyer shall promptly reimburse Seller, upon receipt of a statement from Seller, for the amount of any fees, royalties, or charges of third parties incurred by Seller or its Affiliates to take the action specified in clause (ii) above to the extent approved by Buyer in advance.
     (b) Inhouse Software. “Inhouse Software” is software developed solely by employees of Seller and owned in right, title and interest by Seller. For Inhouse Software, Buyer shall obtain a perpetual, non-exclusive, paid-up license in and to the source code and documentation (if any) to the programs and applications developed internally by Seller and described in Section 2 of Schedule 7.11 (the “Inhouse Software”). Buyer shall be free to disassemble, decompile, reverse engineer, or otherwise manipulate, develop, change, enhance, expand, commercialize, sell, license, or abandon any of the Inhouse Software and shall be under no obligation to account therefor to Seller. Inhouse Software is provided “as is” without any warranty or representation whatsoever. Seller and its Affiliates disclaim any and all warranties with respect to the Inhouse Software, including any implied warranties of merchantability or fitness for a particular purpose, and shall not be liable for any direct, indirect, consequential, third party, or any other damages relating to the use, misuse, or reliance upon the Inhouse Software. Seller shall have no obligation whatsoever with respect to Inhouse Software including any obligation to support, update, upgrade, or maintain it. Seller shall retain all rights in and to the Inhouse Software that are not explicitly granted to Buyer in this paragraph, including the right to independently develop, change, enhance, expand, commercialize, sell, license or abandon the Inhouse Software, and shall be under no obligation to account therefor or to provide copies thereof to Buyer.
     (c) Regarding any software developed under contract by third parties for use by Seller, Seller warrants that it has all right, title and interest to such software, and that it will assign all such right, title and interest to such software to Buyer.
     7.12 Seller Obligations. Seller and its Affiliates have contingent liability under certain agreements, instruments, obligations and guaranties in the respective amounts under the agreements or instruments described in Schedule 7.12, as well as letters of credit, bonds, guarantees and similar instruments entered into after signing of this Agreement and prior to Closing (collectively, the “Seller Obligations”). On or before the Closing Date, Buyer shall provide or cause to be provided substitute guaranties, letters of credit, bonds, or other assurances to the beneficiaries of the Seller Obligations and will cause the Seller Obligations (and all liability of the Seller or Seller’s Affiliates, as the case may be, in connection therewith) to be fully and unconditionally released on the Closing Date, by documents in form and substance reasonably satisfactory to Seller.

     7.13 Cooperation.
     (a) Governmental Permits. Buyer and Seller shall cooperate in using their commercially reasonable efforts to obtain any Governmental Permits required for Buyer to operate the Business in any jurisdictions (i) where Seller or one of its Affiliates is currently operating the Business through an entity that is not the Acquired Entity or (ii) where a change of control of the Acquired Entity would require consent or a transfer of a Governmental Permit to Buyer or an Affiliated Buyer.
     (b) Consents to Transfer. The Seller shall use all reasonable efforts to obtain any consents to assignment of any Lease or Governmental Permit or Significant Contract (or a sublease or sublicense reasonably satisfactory to Buyer that transfers to Buyer substantially the same economic rights without an adverse effect on the Business). Except with respect to any Significant Lease, Governmental Permit or Significant Contract, to the extent that (i) any of the Acquired Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to Buyer) are not assignable by the terms thereof, (ii) the assignment of any Acquired Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to a Buyer) would constitute a violation of any law, judgment, decree, order, writ, injunction, rule or regulation of any Governmental Authority or (iii) any Acquired Asset (and any contract, lease, property (real or personal) or other asset of the Business to be assigned to Buyer) is not assigned by Seller or its Affiliates at the Closing without a breach by such Person of its obligations hereunder, such Acquired Assets (and any contracts, leases, property (real or personal) or other assets of the Business to be assigned to the Buyer) shall be held by Seller or an Affiliate of the Seller in accordance with a Nominee Agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Nominee Agreement”), or shall otherwise be held under another arrangement that transfers to Buyer substantially the same economic benefits as would be associated with an assignment of such Acquired Assets (or any contracts, leases, property (real or personal) or other assets of the Business to be assigned to a Buyer. Buyer shall cooperate with Seller and use its commercially reasonable efforts to obtain such consents described herein or with Seller in creating an arrangement or agreement that transfers the economic benefits of any Acquired Asset that is not assigned.
     7.14 Noncompetition. Seller agrees that, for a period of three years following the Closing, it will not and will cause its Affiliates not to, engage in any Prohibited Activity (it being understood that any Person that becomes an Affiliate of Seller by virtue of a change of control of Seller shall not be considered an Affiliate of Seller for purposes of this Section 7.14). A “Prohibited Activity” shall mean the engagement, directly or indirectly, in the manufacture or sale of premium threaded connections for use on oil country tubular goods with diameters of 16 inches or less, heat treatment and field services for oil country tubular goods with diameters of 16 inches or less, accessory threading services relating to the same and testing of such accessories relating to premium connections; provided, however, notwithstanding anything in this Agreement to the contrary, nothing herein shall apply or prevent Seller or its Affiliates in any way from competing in the businesses, and engaging in the activities, described on Schedule 7.14 (the “Permitted Activities”).

     7.15 License Back of Intellectual Property.
     (a) Effective as of the Closing Date, Buyer hereby grants, and agrees to cause Buyer’s Affiliates to grant, to Seller and its Affiliates, a worldwide, perpetual, royalty free exclusive license (with right to sublicense) in the Grant Fields of Use, to make, have made, sell, distribute, or utilize in any way the Buyer Licensed Intellectual Property under the Intellectual Property included in the Acquired Assets (including any Intellectual Property underlying licenses) in the Retained Businesses and Permitted Activities. Buyer shall, and shall cause its Affiliates to, execute any documents reasonably requested by Seller in this regard. Nothing in this Section 7.15 shall be interpreted as granting any license to Seller and its Affiliates of any intellectual property owned by the Buyer, in any field, before the Closing Date or developed after the Closing Date.
     (b) Effective as of the Closing Date, Seller hereby grants, and agrees to cause Seller’s Affiliates to grant, to Buyer and its Affiliates, a worldwide, perpetual, royalty free exclusive license (with right to sublicense) in the VAM Fields of Use, to make, have made, sell, distribute, or utilize in any way the Seller Licensed Intellectual Property. Seller shall, and shall cause its Affiliates to, execute any documents reasonably requested by Buyer in this regard. Nothing in this Section 7.15 shall be interpreted as granting any license to Buyer and its Affiliates of any intellectual property that relates to any of the existing drill pipe or large-bore connections of the Retained Businesses, including without limitation XT, HT, Turbo-Torque, GPDS, Viper, XLC, XLF, or XLW.
     (c) For purposes of the licenses granted pursuant to this Section 7.15, the following definitions and principles shall apply:
     (1) “Buyer Licensed Intellectual Property” means that Intellectual Property identified as such on Schedule 7.15 and any Buyer Non-Published Intellectual Property.
     (2) “Seller Licensed Intellectual Property” means that Intellectual Property identified as such on Schedule 7.15 and any Seller Non-Published Intellectual Property.
     (3) “VAM Fields of Use” means the (i) manufacture or sale of threaded connections for use on tubular goods with diameters of less than 20 inches (but excluding drill pipe, drill collars, heavy weight drill pipe and related drill stem products or other products utilizing a welded-on tool joint), (ii) heat treatment and field services for tubular goods with diameters of less than 20 inches (but excluding drill pipe, drill collars, heavy weight drill pipe and related drill string products or other products utilizing a welded-on tool joint), (iii) casing for drilling with a casing technique, (iv) tubing for drilling with a tubing technique, (v) accessory threading products and services relating to (i) through (iv) and testing of such accessories relating thereto (but excluding drill pipe, drill collars, heavy weight drill pipe and related drill string products or other products utilizing a welded-on tool joint); but in all respects excluding any connections for any size tubulars that are attached by welding.
     (4) “Grant Fields of Use” means the (i) manufacture or sale of drill pipe and drill stem products (including drill collars, heavy weight drill pipe and related drill string products or other products utilizing a welded-on tool joint) and threaded connections related thereto, (ii) the manufacture or sale of threaded connections for tubular goods with diameters of 20 inches or greater (18 5/8 inches or greater with respect to welded-on connections) for use on tubular goods with diameters of 20 inches or greater (18 5/8 inches or greater with respect to welded-on connections), and field services relating to the same.
     (5) “Seller Non-Published Intellectual Property” means intellectual property of the Seller not transferred to Buyer on the Closing Date that (i) exists on the Closing Date, (ii) is not publicly available as of the date hereof (for example, unpublished patent applications or invention disclosures (and any patents that are issued as a result thereof) or patents or patent applications that have not been, but are under obligation by law or contract to be transferred into the name of Seller or its Affiliates prior to Closing Date), (iii) is not required to be transferred to Buyer on the Closing Date pursuant to the terms of this Agreement and (iv) reasonably could have some application in the VAM Field of Use. In the event of any disagreement between Buyer and Seller regarding whether any such Intellectual Property should be considered Seller Non-Published IP, the parties shall follow the dispute resolution procedures set forth in this Agreement.
     (6) “Buyer Non-Published Intellectual Property” means Intellectual Property of the Buyer that is not transferred to Seller at the Closing Date pursuant to this Agreement that (i) is not listed on Annex A to this Agreement, and (ii) reasonably could have some application in the Grant Fields of Use, but not including Buyer’s intellectual property existing prior to the Closing Date or developed after the Closing Date. In the event of any disagreement between Buyer and Seller regarding whether any such Intellectual Property should be considered Buyer Non-Published IP, the parties shall follow the dispute resolution procedures set forth in this Agreement.
     (d) On the Closing Date, Buyer and Seller further agree to enter into the letter agreement in substantially the form set forth in Exhibit 7.15(d) (the “MTLA Letter Agreement”).
     7.16 Certain Insurance Matters. Seller agrees, at Buyer’s request, to provide access to Seller’s occurrence-based insurance coverage and workers’ compensation coverage for pre-closing occurrences and to fully cooperate with Buyer with respect to any such pre-Closing claims, including making claims under such coverage and to provide Buyer with any insurance proceeds received with respect to such claims.

     7.17 Intercompany Accounts. At or prior to Closing, Seller shall cause all intercompany account balances between the Business and Seller and its Affiliates to be extinguished.
     7.18 Non-Solicitation of Transferred Employees. Seller agrees, on behalf of itself and its Affiliates, that without the prior written consent of Buyer, it will not (i) solicit for employment any Tier II or Tier III Transferred Employees (as such terms are used in the severance policy attached as Schedule 6.2(c)) for a period of one year from the Closing Date or (ii) hire any Tier I Transferred Employees for a period of two years from the Closing Date; provided that these restrictions shall not apply to general advertisements or similar solicitations that are not targeted to the Transferred Employees or to Transferred Employees who are no longer employed by Buyer or its Affiliates.
     7.19 Fulfillment of Certain Contractual Commitments. In the ordinary course of business, the Business provides threading services to XL Systems, a Retained Business. Schedule 4.1(jj) (Arms-Length Transactions) summarizes outstanding contractual commitments of XL Systems pursuant to which the Business will sell threads to XL Systems. Buyer agrees to cause the Business to complete any such orders that are outstanding as of the Closing Date, as well as any such contracts that are entered into in the ordinary course of business consistent with past practice between the date of this Agreement and Closing. The prices for such threading services performed by the Business after Closing shall be at fair market value prices, consistent with prices that the Business sells premium threading services to other third parties. Except as specifically provided herein, Buyer shall be under no obligation to enter into any agreements to provide threading services to Seller after the Closing.
Article 8
Closing Conditions
     8.1 Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:
     (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in Section 4.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties qualified by materiality, which shall be true and correct in all respects on and as of the Closing Date), and the covenants and agreements and other obligations of Buyer to be performed or complied with on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement (except for covenants and agreements qualified by materiality, which shall have been duly performed in all respects in accordance with this Agreement).
     (b) Officer’s Certificate. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions described in Section 8.1(a) have been satisfied.

     (c) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 9.3, including applicable tax documents and certificates.
     (d) No Action. On the Closing Date, (i) no Action shall be pending seeking to enjoin or restrain the consummation of the Closing and (ii) no order of any court or administrative agency shall be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits consummation of the Closing or the transactions contemplated hereby.
     (e) Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.
     (f) Seller’s Obligations. The actions required by Buyer under Section 7.12 with respect to the Seller Obligations shall have occurred.
     (g) MTLA Letter Agreement. Seller and Buyer shall have entered into the MTLA Letter Agreement.
     8.2 Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:
     (a) Representations, Warranties and Covenants. The representations and warranties of Seller in Section 4.1 of this Agreement shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties qualified by materiality, which shall be true and correct in all respects on and as of the Closing Date), and the covenants and agreements and other obligations of Seller to be performed or complied with on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement (except for covenants and agreements qualified by materiality, which shall have been duly performed in all respects in accordance with this Agreement), except, in each case, for such inaccuracies of representations or warranties or failures to perform covenants as would not have a Material Adverse Effect.
     (b) Officer’s Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that to the conditions described in Section 8.2(a) have been satisfied.
     (c) Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and documents required to be delivered by Seller pursuant to Section 9.2, including applicable tax documents and certificates.
     (d) No Action. On the Closing Date, (i) no Action shall be pending seeking to enjoin or restrain the consummation of the Closing and (ii) no order of any court or administrative agency shall be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits consummation of the Closing or the transactions contemplated hereby.
     (e) Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.
     (f) Liens. Buyer shall have received evidence reasonably satisfactory to it that all Liens listed on Schedule 4.1(o) with respect to personal property and Schedule 4.1(p) with respect to real property shall have been discharged (unless Buyer provides written notice to Seller that Buyer desires to assume the financial obligations related thereto).
     (g) Guarantees. All documents reasonably necessary to release the Acquired Entity from (i) any guaranty of Seller’s outstanding high-yield notes shall have been executed and delivered in accordance with the appropriate indenture and (ii) any guaranty or liability (including as a party to) under any existing credit facility of Seller and its Affiliates shall have been executed and delivered.
     (h) Required Consents. Seller shall have received and delivered to Buyer all Required Consents (or a sublease or sublicense reasonably satisfactory to Buyer that transfers to Buyer substantially the same economic benefits without an adverse effect on the Business), in form and substance reasonably satisfactory to Buyer, each of which shall be in full force and effect.
     (i) MTLA Letter Agreement. Seller and Buyer shall have entered into the MTLA Letter Agreement.
Article 9
Closing
     9.1 Closing. The Closing shall be held on the Closing Date at 9:00 a.m., Houston time, at the offices of Fulbright & Jaworski LLP, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.
     9.2 Seller’s Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:
     (a) the stock certificates or comparable documentation representing the equity interests in the Acquired Entity being transferred to Buyer, endorsed by Seller in blank or accompanied by duly executed assignment documents;
     (b) the officer’s certificate referred to in Section 8.2(b);
     (c) resignations or terminations of the officers and directors of the Acquired Entity from their status as officers or directors effective as of the Closing that are requested by Buyer at least four days prior to the Closing Date;

     (d) the Transition Services Agreement substantially in the form of Exhibit 9.2(d);
     (e) the Transition Services Heat Treat Supply Agreement substantially in the form of Exhibit 9.2(e), unless the Closing occurs after March 31, 2008 or April 30 or May 30, 2008 (if Seller makes the election to extend the period thereof as provided for in Exhibit 9.2(e));
     (f) the Nominee Agreement, if applicable;
     (g) the MTLA Letter Agreement; and
     (h) bills of sale, deeds, Intellectual Property assignments by Seller to Buyer or other transfer agreements or conveyance documents in proper form for the Acquired Assets in each country or other jurisdiction of sale.
     9.3 Buyer’s Closing Obligations. At Closing, Buyer shall deliver, or cause to be delivered, the Estimated Adjusted Purchase Price to Seller in immediately available funds to the bank account as provided in Section 3.3, and Buyer shall execute and deliver, or cause to be executed and delivered, to Seller the following:
     (a) the officer’s certificate of Buyer referred to in Section 8.1(b);
     (b) releases of the Seller Obligations as required by Section 7.12, together with written evidence satisfactory to Seller that substitute guaranties have been provided as required by Section 7.12;
     (c) the Transition Services Agreement substantially in the form of Exhibit 9.2(d);
     (d) the Transition Services Heat Treat Supply Agreement substantially in the form of Exhibit 9.2(e), unless the Closing occurs after March 31, 2008 or April 30 or May 30, 2008 (if Seller makes the election to extend the period thereof as provided for in Exhibit 9.2(e));
     (e) the Nominee Agreement, if applicable;
     (f) the MTLA Letter Agreement; and
     (g) bills of sale, deeds, Intellectual Property assignments by Seller to Buyer or other transfer agreements or conveyance documents in proper form for the Acquired Assets in each country or other jurisdiction of sale.

Article 10
Indemnification
     10.1 Indemnification By Seller.
     (a) Subject to the provisions of this Article 10, from and after the Closing Date, Seller shall indemnify and hold harmless Buyer, the Affiliated Buyers and each of their directors, officers, employees, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (other than to the extent accrued for on the Closing Balance Sheet) actually incurred, directly or indirectly, by any of the Buyer Indemnified Parties (i) for any breach of Seller’s representations or warranties made, as of the Closing Date, in this Agreement, (ii) for any breach of the covenants or obligations of Seller and its Affiliates (other than any post-Closing covenants or obligations of the Acquired Entity) under this Agreement, (iii) for any breach of the MTLA caused by Seller or its Affiliates or by the consummation of the transactions contemplated by this Agreement (except for such breaches that are the result of Buyer not timely performing its obligations under the MTLA Letter Agreement) (collectively, “MTLA Breaches”), (iv) in connection with any Known Litigation and (v) in connection with any Excluded Liabilities.
     (b) Regarding the Watts et al v. XL Systems, L.P. and Grant Prideco patent infringement litigation, CA 1:06-cv-00653-LY (“Watts Litigation”), Seller agrees to indemnify and hold harmless Buyer and its Affiliates from any claims of damages (including damages for willful infringement) or attorneys’ fees arising out of Buyer’s continued use of TC II or other Seller’s products found to infringe, or features of such products found to infringe in the Watts Litigation, after Closing. Additionally, should any injunction be issued against continued manufacture, use or sale of TC II or other products found to infringe in the Watts Litigation, Seller agrees to indemnify and hold harmless Buyer for loss or impairment of its right to manufacture, use or sell TC II, including but not limited to actual and consequential damages (including damages for willful infringement) to Buyer, and attorneys’ fees. Buyer agrees to reasonably cooperate with Seller, at Seller’s expense, in the defense of the Watts Litigation and the other Known Litigation, by making the Transferred Employees and Records available to Seller to assist Seller in the defense of such actions.
     10.2 Indemnification By Buyer. Subject to the provisions of this Article 10, from and after the Closing Date, Buyer shall indemnify and hold harmless the Seller, its Affiliates (other than the Acquired Entity), each of their past, present and future directors, officers, employees, successors, and assigns, the Acquired Entity’s past and present (and, from the date hereof through the Closing, future) directors, officers, employees, successors and assigns), and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred, directly or indirectly, by any of the Seller Indemnified Parties (i) for any breach of Buyer’s representations or warranties made, as of the Closing Date, in this Agreement, (ii) for any breach of the covenants or obligations of Buyer and its Affiliates under this Agreement and (iii) in connection with any Assumed Liabilities or operation of the Business following the Closing.

     10.3 Third Party Claims. Except as set forth in Section 10.2, if a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) after Closing, and if such party intends to seek indemnity with respect thereto under Section 5.1, 7.11, 10.1 or 10.2, such Indemnified Party shall promptly furnish written notice to the indemnifying party (the “Indemnitor”) of such claims. Such notice shall specify in reasonable detail, the facts and circumstances surrounding such claim and the basis under this Agreement for indemnification (it being understood that the 30 day period pursuant to which an indemnifying party may elect to assume defense is not triggered until and unless sufficient facts and circumstances and details are alleged or provided, to the extent known by the Indemnified Party, to form a basis for indemnification), but failure to give such notice shall not relieve the Indemnitor of any liability hereunder unless and only to the extent the Indemnitor has suffered prejudice by such failure. The Indemnitor, at its sole option, shall be entitled to participate in the defense and to the extent that it wishes, shall have 30 days after receipt of such notice to so notify the Indemnified Party and to undertake, conduct and control (at its sole expense and through counsel of its own choosing that is reasonably acceptable to the Indemnified Party) the settlement or defense thereof, and the Indemnified Party, if so requested, shall reasonably cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in, be continuously informed and monitor (but not control or conduct) such settlement or defense through counsel chosen by such Indemnified Party (however, the fees and expenses of such counsel shall be borne by such Indemnified Party). After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnified Party under this Article 10 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation and shall be entitled to settle any such claim provided the Indemnitor pays all monetary costs of such settlement and such settlement (i) does not in any material way restrict the ability of Buyer and its Affiliates to operate the Business in substantially the same manner as conducted by Seller and its Affiliates, (ii) does not commit the Indemnified Party to take, or forbear to take, any action or admit to any wrongdoing of any kind and (iii) provides for a full and complete release by the third party of the Indemnified Party. In addition, the Indemnitor shall not consent to the entry of any judgment that does not relate solely to monetary damages without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld. So long as the Indemnitor, at Indemnitor’s cost and expense, (i) has undertaken the defense of such claim, (ii) is diligently contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim after advance notice to the Indemnitor, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim and unconditionally releases the Indemnitor from all liability arising out of such claim. If within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party in writing that it elects (at Indemnitor’s cost and expense) to undertake the defense thereof, or gives such notice and thereafter fails to contest diligently such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnitor shall be deemed a waiver of its right to control and participate in such matter and the Indemnified Party shall have the right to contest, settle and/or compromise the claim without thereby waiving any right to indemnity therefor pursuant to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Indemnitor shall not be liable for the fees and expenses of more than one separate firm (in addition to any local counsel required in any other jurisdiction) for all the Indemnified Parties.
     10.4 Limitation of Seller’s Liability.
     (a) Individual Threshold. Seller and its Affiliates shall have no liability to Buyer or any other Buyer Indemnified Party pursuant to Section 10.1 with respect to a particular breach or nonfulfillment of a representation, warranty, covenant, or agreement on the part of Seller or Affiliated Seller under this Agreement if the Losses resulting from such breach or nonfulfillment do not exceed a per item threshold of $25,000. For the avoidance of doubt, the individual threshold shall not apply to Losses associated with Known Litigation, Excluded Liabilities, MTLA Breaches or the Watts Litigation. Additionally, this Section 10.4(a) shall not apply to Section 4.1(m)(iv), any Losses under Section 10.11 (taxes) or breaches of representations or warranties that constitute fraud.
     (b) Aggregate Threshold. Seller shall have no liability to Buyer or any other Buyer Indemnified Party with respect to Losses described in Section 10.1, unless and until the aggregate of such Losses (each exceeding the per item threshold described in Section 10.4(a) above) exceeds an aggregate threshold equal to $16,000,000, and then from the first dollar of such Losses. For the avoidance of doubt, the aggregate threshold shall not apply to Losses associated with Known Litigation, Excluded Liabilities, MTLA Breaches or the Watts Litigation. Additionally, this Section 10.4(b) shall not apply to Section 4.1(m)(iv), any Losses under Section 10.11 (taxes) or breaches of representations or warranties that constitute fraud.
     (c) Aggregate Limit on Liability. Seller shall have no liability to Buyer or any other Buyer Indemnified Party with respect to Losses described in Section 10.1, or to pay any other amount in connection with or with respect to the Business, this Agreement or any of the transactions contemplated by this Agreement, in any amount exceeding, in the aggregate, 30 percent of the Adjusted Purchase Price. For the avoidance of doubt, the aggregate limit on liability shall not apply to Losses associated with Known Litigation, Excluded Liabilities, MTLA Breaches or the Watts Litigation. Additionally, this Section 10.4(c) shall not apply to Section 4.1(m)(iv), any Losses under Section 10.11 (taxes) or breaches of representations or warranties that constitute fraud.
     10.5 Mitigation. Buyer shall have a duty to mitigate any Loss as to which an indemnity applies under this Article 10.
     10.6 Survival and Time Limitation. The representations, warranties, covenants, and agreements made herein shall survive the Closing, but (a) the representations and warranties of the parties in Article 4 of this Agreement (other than Sections 4.1(c), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(j), 4.1(k), 4.1(m)(iv), 4.1(n), 4.1(w), 4.2(a), 4.2(b), 4.2(c), 4.2(i) and 4.2(j)) shall terminate on the 18-month anniversary of the Closing Date, (b) the representations and warranties described in Section 4.1(n) (environmental), Section 4.1(w) (employee benefit plans) and Section 4.1(y) (labor agreements) shall terminate on the date that is three years after the Closing Date, (c) the representations, warranties, covenants and agreements described in Sections 4.1(k) (tax) and 6.1 (tax) shall terminate on the date that is 60 days after the expiration of all applicable statutes of limitations (including extensions) with respect to the matters covered thereby and (d) the representations and warranties described in Sections 4.1(c) (organization), 4.1(e) (authority), 4.1(f) (enforceability), 4.1(g) (Sellers’ Ownership), 4.1(h) (capitalization), 4.1(j) (bankruptcy), 4.1(m)(iv), 4.2(a) (organization), 4.2(b) (authority), 4.2(c) (enforceability), 4.2(i) (no distribution) and 4.2(j) (bankruptcy), shall survive indefinitely. After Closing, any assertion by a party that another party is liable for indemnification under the terms of this Agreement or otherwise in connection with the Business or the transactions contemplated in this Agreement must be made in writing and must be given to the other party on or prior to the 18-month anniversary of the Closing Date (or not at all), except for (i) any assertions for breach of any representation or warranty described in Section 4.1(n), Section 4.1(w) or Section 4.1(y), which must be given on or prior to the date that is three years after the Closing Date (or not at all), (ii) any assertions for breach of any representation, warranty, covenant or agreement described in Sections 4.1(k) or 6.1, which must be given to the other party on or prior to the date that is 60 days after the expiration of all applicable statutes of limitations with respect to the matters covered thereby (or not at all) and (iii) any assertions for breach of any representation or warranty described in Sections 4.1(c), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(j), 4.1(m)(iv), 4.2(a), 4.2(b), 4.2(c), 4.2(i) and 4.2(j), which shall survive indefinitely.
     10.7 Sole and Exclusive Remedy. From and after the Closing Date, the indemnification provisions of Section 5.1, Section 7.9 and this Article 10 shall be the sole and exclusive remedy of each party (including the Seller Indemnified Parties and the Buyer Indemnified Parties) (i) for any breach of the other party’s representations, warranties, covenants, or agreements contained in this Agreement or (ii) otherwise with respect to the Business, this Agreement, or any of the transactions contemplated by this Agreement.
     10.8 Releases, Disclaimers, and Limitations on Liability. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN SECTIONS 10.1, 10.2 AND IN SECTION 5.1 SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLER, THE SELLER INDEMNIFIED PARTIES, BUYER OR THE BUYER INDEMNIFIED PARTIES.
     10.9 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER OR ITS AFFILIATES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT OTHER THAN SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ACQUIRED ENTITY, AND ALL EQUITY INTERESTS IN THE ACQUIRED ENTITY AND THE ACQUIRED ASSETS AND ASSETS OF THE ACQUIRED ENTITY “AS IS” AND “WHERE IS” AND IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY

OR UNDERSTANDING EXCEPT THOSE EXPRESSLY CONTAINED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, (I) SELLER HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION OR SUFFICIENCY OF THE ACQUIRED ASSETS OR ASSETS OF THE ACQUIRED ENTITY (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, THE ACQUIRED ASSETS OR ASSETS OF THE ACQUIRED ENTITY), (B) ANY INFRINGEMENT BY SELLER, THE ACQUIRED ENTITY OR ANY OF THEIR AFFILIATES OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY OR (C) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE BUSINESS, ACQUIRED ASSETS, ACQUIRED ENTITY, ANY FINANCIAL OR PRICING ASSUMPTIONS, SALES FORECASTS, OR FINANCIAL OR ENVIRONMENTAL INFORMATION, OR ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER OR ANY AFFILIATE OF SELLER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISOR THEREOF), (II) BUYER HEREBY WAIVES ANY RIGHTS UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN AND (III) SELLER AND BUYER AGREE THAT THE ACQUIRED ASSETS AND ASSETS OF THE ACQUIRED ENTITY ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
     10.10 Waiver of Certain Damages. In no event shall either party be liable to the other for any indirect, consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed production) suffered or incurred by such other party hereunder, except (i) to the extent that such other party is found liable for such damages to a third party and (ii) for indemnification by Seller under Section 10.1(b) hereof.
     10.11 Tax Indemnity. Notwithstanding any of the above, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses attributable to all Taxes (or the non-payment thereof) of the Acquired Entity and Acquired Assets for all taxable periods that are the responsibility of the Seller under Section 6.1 (a)(i), (b)(i) and (b)(ii) (including all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Entity is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation); and Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against all Losses attributable to all Taxes (or the non-payment thereof) of the Acquired Entity and Acquired Assets for all taxable periods that are the responsibility of the Buyer under Section 6.1 (a)(ii), (b)(ii) and (b)(iii).

Article 11
Termination; Remedies; Limitations
     11.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
     (a) by the mutual consent of Seller and Buyer; or
     (b) (i) if the Closing has not occurred before the close of business 365 days after the date of this Agreement, then by Seller if any condition specified in Section 8.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, or (ii) if the Closing has not occurred before the close of business 365 days after the date of this Agreement, then by Buyer if any condition specified in Section 8.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party or parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such party or parties that is required to be fulfilled on or prior to Closing.
     11.2 Effect of Termination. In the event of termination of this Agreement by Seller or Buyer pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate (except for the provisions of Section 12.4 and 12.10, which shall survive such termination); provided, however, that following such termination Buyer will continue to be bound by its obligations described in Sections 5.1 and 5.2. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made. Notwithstanding anything to the contrary contained herein, termination of this Agreement for any reason shall not release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to such termination.
Article 12
Other Provisions
     12.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     12.2 Governing Law; Jurisdiction; Process.
     (a) Governing Law. This Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced, and interpreted in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York, without regard to conflict of law principles thereof.
     (b) Arbitration. In the event any dispute (“Dispute”) arises regarding or pertaining to the validity, intention or interpretation, execution or compliance of this

Agreement, the parties to this Agreement will, in good faith, use their reasonable best efforts to settle such Dispute. If, within the 60 calendar days following the date in which one of the parties gives notice to the other of the existence of a Dispute, such Dispute has not been finally resolved in writing to the mutual satisfaction of the parties to this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees to submit such Dispute, for itself and its property, to be fully and finally resolved by arbitration. Such arbitration shall be conducted in New York, New York, in English, pursuant to the Arbitration Rules of the International Chamber of Commerce then in effect (the “ICC Rules”) by a panel of three arbitrators, one designated by Seller, one designated by Buyer, and the third, who shall act as chairman, designated by the other two arbitrators so appointed and who shall have no relation to Buyer or Seller. In the event that the first two arbitrators fail to appoint the third arbitrator within 30 days after their selection, such third arbitrator shall be appointed pursuant to the ICC Rules. The arbitration panel shall, in respect of any Dispute submitted thereto, grant an award, strictly grounded in law, not later than the end of the ninth calendar month after the month in which such Dispute is submitted to arbitration. The award of the arbitration panel will be final and binding on the parties to this Agreement and such award may be entered in any court having jurisdiction for its enforcement, and the parties to this Agreement hereby expressly submit to the jurisdiction of said court. The fees and expenses of the arbitration panel shall be borne equally by the parties to this Agreement; provided, however, each such party shall be solely responsible for all fees and expenses of counsel retained by such party in connection with any such arbitration.
     12.3 Entire Agreement. This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules, Annexes and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those described or expressly referred to herein.
     12.4 Expenses. Buyer shall be responsible for all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement. All other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorneys’ fees, accountant fees and the expense of environmental and title examination, shall be borne by the party incurring same.
     12.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, telecopy, or other electronic transmission service to the appropriate address or number as described below. Notices to Seller shall be addressed as follows:
Grant Prideco, Inc.
400 North Sam Houston Pkwy East, Suite 900
Houston, Texas 77050
Attention: General Counsel
Telecopy No.: (281) 878-5732

with copies to:
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Charles L. Strauss
Telecopy No.: (713) 651-5246
or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer.
Notices to Buyer shall be addressed to:
Vallourec S.A. and
Vallourec & Mannesmann Holdings, Inc.
1990 Post Oak Blvd., Suite 1400
Houston, Texas 77056-3813
Attention: Didier Hornet
Telecopy No.: (713) 479-3234
with copies to:
The Vallourec Group
27, avenue du General Leclerc
92660 Boulogne Billancourt Cedex
France
Attention: Philippe Dupeyré, Group General Counsel
Telecopy No.: 011-331-49 09 3785
and
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Richard C. Levin and Jennifer De la Rosa
Telecopy No.: (214) 969-4343
or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.
     12.6 Successors and Assigns. Any of the rights and obligations of the parties hereto shall be assignable or delegable, in whole or in part, by either party hereto to one or more Affiliates of such party upon written notice to the other party and without the express written consent of such other party; provided, however, that any such assignment or delegation shall not cause the assigning party to be released from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     12.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
     12.8 Appendices, Annexes, Schedules and Exhibits. All Appendices, Annexes, Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.
     12.9 Interpretation and Rules of Construction. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. In construing this Agreement:
     (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (ii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
     (iii) a defined term has its defined meaning throughout this Agreement and each Appendix, Annex, Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
     (iv) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail; and
     (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.
     12.10 Agreement for the Parties’ Benefit Only. Except as specified in Section 5.1 and Article 10, which are also intended to benefit and to be enforceable by any of the indemnified parties thereunder, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the parties hereto or the indemnified parties, is entitled to rely on any representation, warranty, covenant or agreement contained herein. In each case, such third party beneficiary may only bring suit against the defaulting party or parties.

     12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     12.12 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

Seller: GRANT PRIDECO, INC.
By:	/s/ Michael McShane
Michael McSHANE
Chairman, President and Chief Executive Officer

Buyer: VALLOUREC S.A.
By:	/s/ Pierre Verluca
Pierre VERLUCA
Chairman of the Management Board

VALLOUREC & MANNESMANN HOLDINGS, INC.
By:	/s/ Jean-Pierre Michel
Jean-Pierre MICHEL
Director

1

APPENDIX A
TO
PURCHASE AND SALE AGREEMENT
Definitions
     “338(h)(10) Election” has the meaning given in Section 2.4(b).
     “Acquired Assets” has the meaning given in Section 2.1(a).
     “Acquired Entity” has the meaning given in the recitals.
     “Acquired Personal Property” means the assets described on Item 3 of Annex A.
     “Action” means any action, suit, claim, investigation, inquiry or proceeding by or before any court or other Governmental Authority or any arbitration proceeding.
     “Adjusted Purchase Price” has the meaning given in Section 3.1(b).
     “Adjustment Amount” has the meaning given in Section 3.1(b).
     “Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests, or remedies under this Agreement. Notwithstanding anything contained in the Agreement or this Appendix A to the contrary, Voest Alpine Tubulars shall not be considered an Affiliate of Seller.
     “Affiliated Buyer” has the meaning given in the recitals.
     “Affiliated Seller” has the meaning given in the recitals.
     “Agreed Rate” means an annual rate of interest equal to the lesser of (i) the prime rate per annum as reported from time to time by The Wall Street Journal and (ii) the maximum rate of interest allowed by Law.
     “Agreement” has the meaning given in the preamble.
     “Appraiser” has the meaning given in Section 3.5.
     “Arbitrator’s Closing Statement” has the meaning given in Section 3.4(b).
     “Assumed Liabilities” means any of Seller’s or its Subsidiaries’ liabilities, debts and obligations pertaining to the Business, whether known or unknown, now existing or hereafter arising, absolute or contingent, liquidated or unliquidated, whether or not required to be accrued under GAAP, that are not expressly included in the definition of Excluded Liabilities. Without

Appendix A - Page 1

limiting the generality of the foregoing, the Assumed Liabilities shall include: (a) the liabilities specifically accrued for in the Closing Balance Sheet, as determined pursuant to the terms of this Agreement, (b) the liabilities and obligations of the Seller and its Subsidiaries and the Business under the contracts and other agreements constituting part of the Acquired Assets or to which the Acquired Entity is a party but only to the extent such liabilities and obligations relate to the Business and (c) the liabilities and obligations of the Seller and its Subsidiaries and the Business under warranty claims relating to goods manufactured or sold or services provided by the Business prior to the Closing Date.
     “Automatically Transferred Employee” has the meaning given in Section 6.2(a).
     “Balance Sheet” has the meaning given in Section 4.1(b).
     “Balance Sheet Date” has the meaning given in Section 4.1(b).
     “Benefit Plans” means (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment (including any such coverage after retirement) and (b) any other material employee benefit agreement or arrangement that is not an ERISA plan, including but not limited to, any deferred compensation plan, stock option plan, stock purchase plan, stock award plan, bonus program, golden parachute agreement, severance pay plan, dependent care assistance plan, cafeteria plan, employee assistance program, scholarship program, vacation policy, sick leave policy, retiree health care benefit program, disability program or other similar plan or agreement or arrangements that is sponsored or maintained for the benefit of directors, Business Employees or former Business Employees (or their dependents or beneficiaries).
     “Business” has the meaning given in the recitals.
     “Business Day” means any day which is not a Saturday, Sunday, or legal holiday recognized by the United States of America.
     “Business Employees” means (i) all employees of the Acquired Entity and (ii) all employees of Seller and its affiliates who work primarily in connection with the Business, including employees who are not actively at work by reason of layoff, sick leave, vacation, disability or other approved leave of absence, except for any persons who are receiving long term disability benefits. “Business Employees” shall also mean such lab technicians as Buyer and Seller shall mutually agree in accordance with Section 6.2(g).
     “Buyer” has the meaning given in the preamble.
     “Buyer Indemnified Parties” has the meaning given in Section 10.1(a).
     “Change in Control Agreements” has the meaning given in Section 6.2(d).
     “Charter Documents” has the meaning given in Section 4.1(c).

Appendix A - Page 2

     “Closing” means the consummation of the transaction contemplated by Article 9.
     “Closing Balance Sheet” has the meaning given in Section 3.1(b).
     “Closing Date” means the fifth Business Day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 (other than the conditions that by their terms are capable of being satisfied only on the Closing Date) shall have been fulfilled or waived, or such other date as may be mutually agreed to by Seller and Buyer.
     “Closing Statement” has the meaning given in Section 3.2.
     “Closing Statement Arbitrator” has the meaning given in Section 3.4(b).
     “COBRA” has the meaning given in Section 4.1(w)(iii).
     “Code” means the Internal Revenue Code of 1986, as amended and revised from time to time, and any substitute or successor provisions thereto, and the rules and regulations promulgated thereunder.
     “Confidentiality Agreement” has the meaning given in Section 5.2.
     “Contract” includes any agreement to which Seller is a party, including but not limited to license agreements involving Intellectual Property.
     “Customary Post-Closing Consents” means consents and approvals from Governmental Authorities or third parties that are customarily obtained after closing in connection with transactions similar in nature to the transactions contemplated hereby.
     “Dispute” has the meaning given in Section 12.2(b).
     “Effective Time” means 11:59 p.m., Houston time, on the Closing Date.
     “Environmental Laws” means all Laws, as existing as of the Closing Date, relating to (a) the control of or liability for any pollutant, or protection of the air, water or land or other environmental media, (b) waste generation, handling, treatment, storage, disposal or transportation, (c) exposure to hazardous or toxic substances, and (d) Environmental Liabilities. “Environmental Laws” shall include without limitation the Clean Air Act, 42 U.S.C. § 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. or comparable state, federal or non-United States Law and regulations promulgated thereunder.
     “Environmental Liabilities” means any and all costs, damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys’ fees (a) incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental

Appendix A - Page 3

Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law, or (b) otherwise arising under or related to Environmental Laws.
     “equity interests” means any capital stock, partnership interests, membership interests or other units of equity ownership.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
     “Estimated Adjusted Purchase Price” has the meaning given in Section 3.2.
     “Excluded Assets” has the meaning given in Section 2.1(c).
     “Excluded Liabilities” means (a) any of Seller’s or its Subsidiaries’ liabilities, debts and obligations, whether known or unknown, now existing or hereafter arising, absolute or contingent, liquidated or unliquidated, whether or not required to be accrued under GAAP (collectively, “Liabilities”), arising from the Excluded Assets or relating to the Retained Business, (b) Known Litigation, (c) litigation attributable to a criminal activity of Seller or its Affiliates, (d) liabilities listed on Schedule 2.2 or liabilities of Seller or its Affiliates arising under this Agreement or the Seller Related Agreements, (e) liabilities for severance obligations to Transferred Employees under the Change in Control Agreements or otherwise in excess of that set forth in Schedule 6.2(c), (f) Liabilities relating to claims by Persons related to alleged exposure to hazardous materials (including asbestos) prior to Closing, and (g) Liabilities arising from or relating to sites or facilities formerly owned or operated by the Acquired Entity or in the Business.
     “Final Closing Statement” has the meaning given in Section 3.4(b).
     “Final Purchase Price Allocation” has the meaning given in Section 3.5.
     “Final Settlement Date” has the meaning given in Section 3.4(a).
     “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
     “Governmental Authority” means any United States or non-U.S. federal, state, provincial or municipal entity, and any political subdivision or other governmental authority, department, commission, court, board, bureau, agency or instrumentality, or other entity, U.S. domestic or non-U.S., exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Permits” has the meaning given in Section 4.1(l).
     “Health and Safety Requirements” means all orders, contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and

Appendix A - Page 4

risk management companies) concerning or relating to public health and safety and worker/occupational health and safety, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant thereto.
     “HSR Act Approval” means any approval of a Governmental Authority required under the HSR Act.
     “ICC Rules” has the meaning given in Section 12.2(b).
     “income tax” means federal, state, local, or foreign income or franchise taxes or other taxes measured in whole or in part by income and any interest and penalties or additions thereon.
     “Indemnified Party” has the meaning given in Section 10.3.
     “Indemnitor” has the meaning given in Section 10.3.
     “Inhouse Software” has the meaning given in Section 7.11(b).
     “Intellectual Property” means patents, trademarks, trade names, service marks, logos, trade secrets, copyrights and all applications and registrations therefor that are used primarily in the Business.
     “Knowledge” or “knowledge” means the actual knowledge of any fact, circumstance, event or condition after due inquiry of the relevant persons by (a) an officer, with respect to Buyer and (b) the Business officers and general managers or an officer, with respect to Seller.
     “Known Litigation” has the meaning given in Section 4.1(t).
     “Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by or requirement of any Governmental Authority as interpreted and in existence on the date of this Agreement.
     “Lien” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease or other encumbrance.
     “Losses” means any and all claims, liabilities (including further liability claims), losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit. Losses will not include any amounts accrued or reflected on the Closing Balance Sheet.

Appendix A - Page 5

     “Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Business, taken as a whole, excluding any effect directly or indirectly resulting from (a) any change in economic, industry, or market conditions, unless such change materially disproportionately impacts the Business, (b) any change in Law or regulatory policy, (c) any change in accounting rules or requirements, (d) taking any action required by this Agreement or (e) this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) Seller’s ability to consummate the transactions contemplated hereby.
     “Material Licenses” has the meaning given in Section 4.1(r)(iv).
     “Material Suppliers” means the five suppliers that accounted for the largest dollar volume of purchases for the Business during the last fiscal year (but excluding US Steel Corporation).
     “MTLA” means that certain Master Technology License Agreement dated June 19, 1998, between Seller and DST Distributors of Steel Tubes Limited, including any amendments thereto.
     “MTLA Breaches” has the meaning given in Section 10.1(a).
     “MTLA Letter Agreement” has the meaning given in Section 7.15(d).
     “Net Debt” means the aggregate amount for the Business of any financial debt defined as the aggregate amount (to the extent not included in Working Capital on the Closing Balance Sheet and to the extent it is a liability of the Buyer or Acquired Entity on the Closing Date) of:
     (a) all long term and short term indebtedness for borrowed monies (including loans, facilities, overdrafts, unpaid interest and intercompany debt);
     (b) all penalties or costs to be paid in connection with the early repayment, reimbursement or refinancing of any of the above mentioned items, if any;
     (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with GAAP applied on a basis consistent with the Balance Sheet.
     “Nominee Agreement” has the meaning given in Section 7.13(b).
     “Notice of Disagreement” has the meaning given in Section 3.4(a).
     “Offered Employees” has the meaning given in Section 6.2(a).
     “Permitted Activities” has the meaning given in Section 7.14.
     “Person” means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

Appendix A - Page 6

     “Prohibited Names and Marks” has the meaning given in Section 7.9.
     “PTO” has the meaning given in Section 6.2(e).
     “Prohibited Activity” has the meaning given in Section 7.14.
     “Purchase Price” has the meaning given in Section 3.1(a).
     “Real Estate” has the meaning given in Annex A.
     “Records” means any and all of the books, records, contracts, agreements and files of Seller and its Affiliates related to the Business, as applicable, and existing on the Closing Date (including, but not limited to, personnel files of the Business Employees) and all increases and additions thereto after the Closing Date, including computer records and electronic copies of such information whether maintained by the Seller or the Buyer or their respective Affiliates.
     “Required Consents” means (a) all of the consents and approvals set forth on Schedule 8.2(h) hereto and (b) any other consent that, if not obtained, or such consent requirement cannot be satisfied in accordance with Section 7.13(b), could reasonably be expected to have a Material Adverse Effect.
     “Retained Business” means all business and operations of Seller and its Affiliates other than the Business, including, without limitation, Seller’s drill stem operations, drill bit operations, XL Systems operations and Intelliserv operations.
     “Seller” has the meaning given in the preamble.
     “Seller Indemnified Parties” has the meaning given in Section 10.2.
     “Seller Obligations” has the meaning given in Section 7.12.
     “Seller Related Agreements” means the Transition Services Agreement, the Transition Services Heat Treat Supply Agreement (if applicable) and the MTLA Letter Agreement.
     “Seller’s Consolidated Tax Returns” mean the federal consolidated income tax returns filed pursuant to Section 1502 of the Code, which includes the Acquired Entity as a member of the affiliated group of companies as defined in Section 1504 of the Code, and any similar combined, consolidated or unitary state, or local or foreign tax returns.
     “Severance Plan” means the Severance Plan of Seller with substantially the terms summarized in Schedule 6.2(c).
     “Significant Contracts” means the following contracts, agreements or understandings to which Seller and its Affiliates (including the Acquired Entity) are party and relating primarily to the ownership and operation of the Business:

Appendix A - Page 7

     (i) indentures, mortgages, loan agreements, security agreements, guarantees or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets;
     (ii) all employment agreements, real property leases and material technology license agreements;
     (iii) royalty, distributorship, agency or similar agreements requiring the expenditure or series of related expenditures of funds in excess of $100,000 per annum;
     (iv) agreements, contracts or commitments, or orders, writs, injunctions, decrees, judgments or awards by any court, arbitration panel or Governmental Authority, that restrict in any manner the business activity of the Acquired Entity or owner of the Acquired Assets and Assumed Liabilities or restrict any of them from competing with any other Person or entity or from conducting any line of business in any geographic area;
     (v) all master service agreements, distributor contracts, field service representative agreements and repair and maintenance agreements, which cannot be terminated without penalty with notice of 90 days or less;
     (vi) all contracts and agreements providing for receipt or payment, contingent or otherwise, of $100,000 or more annually and which may not be terminated without payment or penalty with notice of 90 days or less;
     (vii) any contract requiring a capital expenditure or known commitment after the Closing in excess of $100,000 in any calendar year;
     (viii) any contract or agreement to buy, sell, lease (as lessor or as lessee) or otherwise convey or obtain an interest in real or personal property having a value in excess of $100,000;
     (ix) any contract or agreement establishing any joint venture, strategic alliance or other collaboration relating to the Business; and
     (x) any other contract that is material to the Business or the Acquired Entity.
     “Significant Leases” has the meaning given in Section 4.1(q).
     “Subsidiary” means any corporation, limited liability company, limited partnership or other entity, at least a majority of the voting equity interests (i.e. equity interests entitled to vote for the election of directors, but excluding equity interests entitled so to vote only upon the happening of some contingency unless such contingency will have occurred) of which are owned directly or indirectly by the Seller or the Acquired Entity.

Appendix A - Page 8

     “Tax” or “Taxes” means all federal, national, state, local, municipal, foreign, net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental tax (including taxes under Internal Revenue Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.
     “Tax Returns” means all returns, declarations, reports, estimates, statements and other documents required to be filed with respect to Taxes and the term “Tax Return” means any one of the foregoing Tax Returns.
     “Tenaris” means DST Distributors of Steel Tubes Limited, Siderca, S.A., Tubos de Acero Mexico, Dalmine S.p.a. or any Affiliates thereof.
     “TCA” has the meaning given in the Recitals.
     “Terminated Employee” has the meaning given in Section 6.2(a).
     “Tier I Employee” has the meaning given in Schedule 4.1(w)(i).
     “Transfer Taxes” means all transfer Taxes, including without limitation sales, use, value added, excise (including excise Taxes on petroleum, products of petroleum, petrochemicals and other taxable substances), stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.
     “Transferred Bank Accounts” has the meaning given in Annex A.
     “Transferred Employee” has the meaning given in Section 6.2(a).
     “Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date between Seller and Buyer, or their designated Affiliates, substantially in the form of Exhibit 9.2(d).
     “Tubular Business LP” has the meaning given in Section 2.3.
     “Watts Litigation” has the meaning given in Section 10.1(b).
     “WARN” has the meaning given in Section 4.1(y).
     “Working Capital” has the meaning given in Section 3.1(b).
     “XL Systems Business” means Seller’s XL Systems business but excluding any interest in any Atlas Bradford product lines or Intellectual Property.

Appendix A - Page 9

Annex A
Acquired Assets and Assets Owned by Acquired Entity
1.	Owned Real Property. All of Seller’s and its Affiliates’ right, title and interest in the real property more specifically described as owned on Annex A-1 (collectively, the “Real Estate”) and all buildings, improvements, other constructions, construction-in-progress and fixtures now or hereafter located on the Real Estate, together with as they relate to the Real Estate, all right, title and interest of Seller and its Affiliates in all options, easements, servitudes, rights-of-way and other rights associated therewith.

2.	Leased Real Property. All of Seller’s and its Affiliates’ right, title and interest to the leases of real property more specifically described as leased on Annex A-1.

3.	Personal Property. All tangible personal property of every kind and nature owned by Seller or Affiliates of Seller as of the date of this Agreement that is used in the Business, including all furniture, fixtures, machinery, equipment, vehicles, laboratory equipment and assets (other than the R&D excluded assets set forth on Attachment 1 to Schedule 2.1(c)) and personal computers, as such may be reduced through sale or consumption thereof or increased through additions thereto through the Closing Date (collectively, the “Acquired Personal Property”).

4.	Inventory. All inventory that is used in connection with the operation of the Business and owned by Seller or its Affiliates as of the date of this Agreement, as such inventory may be reduced through consumption thereof, or increased through addition thereto through the Closing Date.

5.	Receivables. All accounts, notes, receivables and other rights to receive money owned by Seller or Affiliates of Seller on the date of this Agreement arising out of or relating to the operations of the Business, as such may be reduced by payments received or increased through replacement thereof or additional thereto.

6.	Intellectual Property. All Intellectual Property owned by Seller and Affiliates of Seller and used in the Business, including the patents, patent applications, trademarks, tradenames and copyrights (registered or unregistered) listed on Annex A-2 as being owned by Seller or an Affiliate of Seller and all contracts to which Seller or an Affiliate of Seller is party pursuant to which Intellectual Property used primarily in the Business is licensed to Seller or an Affiliate of Seller, including the licenses listed on Annex A-2. Also included in this Intellectual Property that is part of the Acquired Assets, to the extent that it may not be listed on Annex A-2, are all patent applications filed or patents obtained by or on behalf of Seller or Affiliates of Seller relating primarily to the Business, including those which, by law or by contract are to be assigned to Seller and Affiliates of Seller; all trade secrets, including disclosures by employees or others not listed on Annex A-2 that by law or by contract are owned or obligated to be owned by Seller or Affiliates of Seller. If any Intellectual Property within the Acquired Assets also cover Seller’s Retained Business, Buyer will license back to Seller the rights pursuant to Section 7.15 hereof. If Buyer needs, in order to conduct the Business, any intellectual property of Seller that is not included in the Intellectual Property of these Acquired

Annex A - Page 1

Assets, but which Seller has rights to grant licenses, then Seller will grant a license to Buyer under such intellectual property pursuant to Section 7.15 hereof.

7.	Contracts. The benefit and obligation to perform subsequent to the Closing Date of all contracts and agreements and understandings to which the Seller or any of the Seller’s Affiliates is a party (including leases) relating to the ownership, maintenance and operation of the Business existing on the Closing Date, as listed on Annex A-3.

8.	Records, Insurance Proceeds and Permits. All the right, title and interest of the Seller and its Affiliates in the following tangible and intangible assets used or held for use primarily in connection with the ownership, maintenance and operation of the Business, to the extent assignable by law and to the extent the Seller or its Affiliates have the right to assign and transfer such assets:
     (i) all Records to be delivered to Buyer pursuant to Section 7.7;
     (ii) all insurance proceeds or rights to insurance proceeds relating to any damage, destruction or other loss relating to the Business, other than proceeds relating to the Known Litigation; and
     (iii) all certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registration filings, accreditations and other authorizations and applications therefore related to the operation of the Business as presently being conducted.
     (iv) All deposits held by Seller or its Affiliates in connection with future services to be rendered in connection with the Business.
     (v) All warranties, guarantees and covenants not to compete with respect to the Business.
9.	Cash and Bank Accounts. The cash and cash equivalents on deposit on the Closing Date in the bank or savings and loan accounts listed on Annex A-4 (the “Transferred Bank Accounts”).

10.	Other Property. All other or additional privileges, rights, interests, properties and assets owned by the Seller and its Affiliates of every kind and description and wherever located that are used or intended for use primarily in connection with, or that are necessary to the continued conduct of, the operation of the Business as presently being conducted, including (unless expressly excluded from sale herein or on a schedule attached hereto) all such assets of Seller and its Subsidiaries as are included on the Balance Sheet (after giving effect to changes resulting from the operation of the Business through the Closing Date).

Annex A - Page 2

Annex B
Guideline of the Content of the Working Capital Definition
     A guideline for the content of the Working Capital is set forth below:

A/C Group	Name	Premium	TCA	Tube Alloy US	Saint Johns	Total
111000	AR TRADE	9,493	13,665	9,577		32,736
111001	US GAAP ACCOUNT	0	0	0		—
111010	AR TRADE CONTRA	0	0	0		—
111050	US GAAP AR ACCR	0	0	0		—
111099	COLLECTS IN TRA	0	0	0		—
117000	AR — OTHER	0	0	0		0
118000	AR AP OFFSET	0	0	-38		(38)
119000	ALLOW DOUBTFUL	-6	0	-36		(43)
	A/R Trade, Net / DSO	9,487	13,665	9,503	292	32,947
121000	INV RM INTRAN	44	0	0		44
121020	USGP INV RAW MA	370	24,808	2,108		27,286
121040	INV FINISH PART	41	0	0		41
121990	INV RAW MAT OTH	0	4,867	42		4,910
122010	WIP LEGACY	0	0	0		—
122020	WORK IN PROCESS	163	5,920	1,132		7,215
122040	WIP-Finished Pa	0	1,688	0		1,688
122990	WIP OTHER	-144	0	-142		(286)
123000	INV FG INTRAN	0	0	44		44
123020	INV FINISH GOOD	0	3,751	2,606		6,357
123090	INV CUST MATERL	0	0	0		—
123990	USGP INV F G-OT	0	5	142		147
127000	USGP INV MODEL	0	-1,296	215		(1,081)
127092	STAND CST REVAL	0	-121	22		(99)
128000	INV RESERVE	-255	-848	-134		(1,237)
129020	US GAAP MFG SUP	305	0	0		305
	Inventory & Supplies / DOI	523	38,774	6,035	7	45,340
130000	Def Chrgs	0	0	207		207
	Deferred Charges	—	—	207	—	207
131000	PREPAID INSURAN	212	321	108		641
131001	AMORT PPD INS	0	0	0		—
132000	PREPAID RENT	0	0	1		1
133000	PREPAID SOFTWAR	0	0	0		—
136000	PPD ROYALTY CUR	0	0	4		4
137500	ASSETS FOR RESL	0	0	0		—
139000	PREPAID OTHER	0	0	13		13
139500	OTHER ASSETS	0	0	0		—
116000	EMPLOYEE RECEIV	0	8	0		8
	Other Current Assets	212	329	126	14	681
201000	AP TRADE	-2,039	-3,312	-2,196		(7,547)
201001	AP TRADE HFA	0	0	0		—
201003	AP SUSPENSE	0	0	0		—
201004	AP INV NOT REC	0	0	0		0
203000	AP ACCRUAL	-48	-5,154	-128		(5,330)
204000	RNV HFA	0	0	0		—
204001	RECVD NVCH OOB	0	0	0		—
204100	RNV MOVEX	-159	-256	-1,388		(1,804)

Annex B - Page 1

A/C Group	Name	Premium	TCA	Tube Alloy US	Saint Johns	Total
205000	BANK OVERDRAFTS	0	0	0		—
205001	BANK OVRDRFT PR	0	0	0		—
209000	AP OTHER	0	0	9		9
	A/P Trade / DPO	(2,246)	(8,722)	(3,704)	(30)	(14,702)
221001	ACC SAL & WAGES	-432	-288	-423		(1,143)
221003	ACCRUED BONUSES	-325	-40	-50		(415)
222001	GROUP HEALTH AC	0	0	0		—
222005	GROUP HLTH CHGS	0	0	0		—
222101	WRK COMP ACCRL	0	0	0		—
222105	WRK COMP CHRGES	0	0	0		—
222201	MED FLEX W/H	0	0	0		—
222206	CHILD FLEX W/H	0	0	0		—
223202	ACC VACATION PA	0	0	0		—
223501	ACC COURT W/H	0	0	0		—
223701	Accrued ESPP	0	0	0		—
223751	ACC 401K CONTRI	0	0	0		0
223755	ACC 401K MATCH	0	0	-10		(10)
223756	ACC 401K LN RPY	0	0	0		(0)
223800	Acc NonQual Def	0	0	0		—
223811	ACCRUED EDC	-4	0	0		(5)
223871	ACC FICA TAX WH	-23	-17	-25		(64)
223872	ACC MEDI TAX WH	-6	-4	-6		(16)
223881	ACC FED INC TAX	0	0	0		—
223882	ACC ST W/H TAX	0	0	0		(0)
223890	EMPLOYEE W/H	0	0	0		—
223900	ACC UNEMPL TAX	-4	-1	-4		(8)
224001	OTH BENEFIT PAY	0	0	0		—
231000	ACC PROPERTY TX	-202	-110	-168		(480)
232000	SALES TAX PAYAB	0	0	16		16
232010	DIRECT PAY TAX	0	0	-10		(10)
234000	ACC FRANCH TAX	0	0	40		40
251000	ACC WARRANTY	-10	-65	-82		(157)
253000	ACCR ENVIRONMNT	0	0	0		—
254002	ACC ROYALTIES	-15	0	-411		(426)
259000	ACC LIABIL OTH	-2	-94	-46		(143)
	Accrued Liabilities	(1,022)	(619)	(1,180)	(42)	(2,864)
257100	DEFERRED REVENU	0	0	0		—
257200	Dfrd Rev. Rec	0	0	-308		(308)
	Deferred Revenue	—	—	(308)	—	(308)
Assets		10,222	52,768	15,871	313	79,174

Liabilities		3,268	9,341	5,192	72	17,873

NET WORKING CAPITAL		6,954	43,427	10,679	241	61,301

A/C group	Name	Premium	TCA	Tube Alloy US	Saint Johns	Total
111000	AR TRADE	9,493	13,665	9,577		32,736
111001	US GAAP ACCOUNT	0	0	0		—
111010	AR TRADE CONTRA	0	0	0		—
111050	US GAAP AR ACCR	0	0	0		—
111099	COLLECTS IN TRA	0	0	0		—
117000	AR — OTHER	0	0	0		0

Annex B - Page 2

A/C group	Name	Premium	TCA	Tube Alloy US	Saint Johns	Total
118000	AR AP OFFSET	0	0	-38		(38)
119000	ALLOW DOUBTFUL	-6	0	-36		(43)
	A/R Trade, Net / DSO	9,487	13,665	9,503	292	32,947
121000	INV RM INTRAN	44	0	0		44
121020	USGP INV RAW MA	370	24,808	2,108		27,286
121040	INV FINISH PART	41	0	0		41
121990	INV RAW MAT OTH	0	4,867	42		4,910
122010	WIP LEGACY	0	0	0		—
122020	WORK IN PROCESS	163	5,920	1,132		7,215
122040	WIP-Finished Pa	0	1,688	0		1,688
122990	WIP OTHER	-144	0	-142		(286)
123000	INV FG INTRAN	0	0	44		44
123020	INV FINISH GOOD	0	3,751	2,606		6,357
123090	INV CUST MATERL	0	0	0		—
123990	USGP INV F G-OT	0	5	142		147
127000	USGP INV MODEL	0	-1,296	215		(1,081)
127092	STAND CST REVAL	0	-121	22		(99)
128000	INV RESERVE	-255	-848	-134		(1,237)
129020	US GAAP MFG SUP	305	0	0		305
	Inventory & Supplies / DOI	523	38,774	6,035	7	45,340
130000	Def Chrgs	0	0	207		207
	Deferred Charges	—	—	207	—	207
131000	PREPAID INSURAN	212	321	108		641
131001	AMORT PPD INS	0	0	0		—
132000	PREPAID RENT	0	0	1		1
133000	PREPAID SOFTWAR	0	0	0		—
136000	PPD ROYALTY CUR	0	0	4		4
137500	ASSETS FOR RESL	0	0	0		—
139000	PREPAID OTHER	0	0	13		13
139500	OTHER ASSETS	0	0	0		—
116000	EMPLOYEE RECEIV	0	8	0		8
	Other Current Assets	212	329	126	14	681
201000	AP TRADE	-2,039	-3,312	-2,196		(7,547)
201001	AP TRADE HFA	0	0	0		—
201003	AP SUSPENSE	0	0	0		—
201004	AP INV NOT REC	0	0	0		0
203000	AP ACCRUAL	-48	-5,154	-128		(5,330)
204000	RNV HFA	0	0	0		—
204001	RECVD NVCH OOB	0	0	0		—
204100	RNV MOVEX	-159	-256	-1,388		(1,804)
205000	BANK OVERDRAFTS	0	0	0		—
205001	BANK OVRDRFT PR	0	0	0		—
209000	AP OTHER	0	0	9		9
	A/P Trade / DPO	(2,246)	(8,722)	(3,704)	(30)	(14,702)
221001	ACC SAL & WAGES	-432	-288	-423		(1,143)
221003	ACCRUED BONUSES	-325	-40	-50		(415)
222001	GROUP HEALTH AC	0	0	0		—
222005	GROUP HLTH CHGS	0	0	0		—
222101	WRK COMP ACCRL	0	0	0		—
222105	WRK COMP CHRGES	0	0	0		—
222201	MED FLEX W/H	0	0	0		—
222206	CHILD FLEX W/H	0	0	0		—

Annex B - Page 3

A/C group	Name	Premium	TCA	Tube Alloy US	Saint Johns	Total
223202	ACC VACATION PA	0	0	0		—
223501	ACC COURT W/H	0	0	0		—
223701	Accrued ESPP	0	0	0		—
223751	ACC 401K CONTRI	0	0	0		0
223755	ACC 401K MATCH	0	0	-10		(10)
223756	ACC 401K LN RPY	0	0	0		(0)
223800	Acc NonQual Def	0	0	0		—
223811	ACCRUED EDC	-4	0	0		(5)
223871	ACC FICA TAX WH	-23	-17	-25		(64)
223872	ACC MEDI TAX WH	-6	-4	-6		(16)
223881	ACC FED INC TAX	0	0	0		—
223882	ACC ST W/H TAX	0	0	0		(0)
223890	EMPLOYEE W/H	0	0	0		—
223900	ACC UNEMPL TAX	-4	-1	-4		(8)
224001	OTH BENEFIT PAY	0	0	0		—
231000	ACC PROPERTY TX	-202	-110	-168		(480)
232000	SALES TAX PAYAB	0	0	16		16
232010	DIRECT PAY TAX	0	0	-10		(10)
234000	ACC FRANCH TAX	0	0	40		40
251000	ACC WARRANTY	-10	-65	-82		(157)
253000	ACCR ENVIRONMNT	0	0	0		—
254002	ACC ROYALTIES	-15	0	-411		(426)
259000	ACC LIABIL OTH	-2	-94	-46		(143)
	Accrued Liabilities	(1,022)	(619)	(1,180)	(42)	(2,864)
257100	DEFERRED REVENU	0	0	0		—
257200	Dfrd Rev. Rec	0	0	-308		(308)
	Deferred Revenue	—	—	(308)	—	(308)
Assets		10,222	52,768	15,871	313	79,174

Liabilities		3,268	9,341	5,192	72	17,873

NET WORKING CAPITAL		6,954	43,427	10,679	241	61,301

Annex B - Page 4